                                                                  EXHIBIT 2.46

                                                                  EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                          CHANCELLOR MEDIA CORPORATION

                                      AND

                       RANGER EQUITY HOLDINGS CORPORATION





                            DATED AS OF JULY 7, 1998

                               TABLE OF CONTENTS



                                    ARTICLE I

                                   THE MERGER

       1.1    THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . .    2
       1.2    CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . .    2
       1.3    EFFECTIVE TIME  . . . . . . . . . . . . . . . . . . . . . . .    2
       1.4    CERTIFICATE OF INCORPORATION  . . . . . . . . . . . . . . . .    2
       1.5    BYLAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
       1.6    DIRECTORS   . . . . . . . . . . . . . . . . . . . . . . . . .    3
       1.7    OFFICERS  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
       1.8    EFFECT ON LIN CAPITAL STOCK   . . . . . . . . . . . . . . . .    3
              (a)    Outstanding LIN Common Stock . . . . . . . . . . . . .    3
              (b)    Treasury Shares  . . . . . . . . . . . . . . . . . . .    4
              (c)    Impact of Stock Splits, etc  . . . . . . . . . . . . .    4
       1.9    EFFECT ON CHANCELLOR CAPITAL STOCK  . . . . . . . . . . . . .    4
       1.10   EXCHANGE OF CERTIFICATES  . . . . . . . . . . . . . . . . . .    4
              (a)    Paying Agent   . . . . . . . . . . . . . . . . . . . .    4
              (b)    Exchange Procedures  . . . . . . . . . . . . . . . . .    4
              (c)    Letter of Transmittal  . . . . . . . . . . . . . . . .    5
              (d)    Distributions with Respect to Unexchanged Shares   . .    6
              (e)    No Further Ownership Rights in LIN Common Stock  . . .    6
              (f)    No Fractional Shares   . . . . . . . . . . . . . . . .    6
              (g)    Termination of Payment Fund  . . . . . . . . . . . . .    7
              (h)    No Liability   . . . . . . . . . . . . . . . . . . . .    7
              (i)    Withholding of Tax   . . . . . . . . . . . . . . . . .    8
       1.11   DISSENTING SHARES   . . . . . . . . . . . . . . . . . . . . .    8

                                   ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF LIN

       2.1    ORGANIZATION, STANDING AND CORPORATE POWER  . . . . . . . . .    9
       2.2    CAPITAL STRUCTURE   . . . . . . . . . . . . . . . . . . . . .   10
       2.3    AUTHORITY; NONCONTRAVENTION   . . . . . . . . . . . . . . . .   11
       2.4    LIN SEC DOCUMENT; FINANCIAL STATEMENTS  . . . . . . . . . . .   13
       2.5    ABSENCE OF CERTAIN CHANGES OR EVENTS  . . . . . . . . . . . .   14
       2.6    NO EXTRAORDINARY PAYMENTS OR CHANGE IN BENEFITS   . . . . . .   14
       2.7    VOTING REQUIREMENTS   . . . . . . . . . . . . . . . . . . . .   15
       2.8    STATE TAKEOVER STATUTES   . . . . . . . . . . . . . . . . . .   15
       2.9    LIN FCC LICENSES; OPERATIONS OF LIN LICENSED FACILITIES   . .   15
       2.10   BROKERS   . . . . . . . . . . . . . . . . . . . . . . . . . .   17
       2.11   FCC QUALIFICATION   . . . . . . . . . . . . . . . . . . . . .   17

       2.12   COMPLIANCE WITH APPLICABLE LAWS   . . . . . . . . . . . . . .   17
       2.13   ABSENCE OF UNDISCLOSED LIABILITIES  . . . . . . . . . . . . .   18
       2.14   LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . .   18
       2.15   TRANSACTIONS WITH AFFILIATES  . . . . . . . . . . . . . . . .   18
       2.16   LABOR MATTERS   . . . . . . . . . . . . . . . . . . . . . . .   18
       2.17   EMPLOYEE ARRANGEMENTS AND BENEFIT PLANS   . . . . . . . . . .   19
       2.18   TAX MATTERS   . . . . . . . . . . . . . . . . . . . . . . . .   20
       2.19   INTELLECTUAL PROPERTY   . . . . . . . . . . . . . . . . . . .   21
       2.20   ENVIRONMENTAL MATTERS   . . . . . . . . . . . . . . . . . . .   22
       2.21   MATERIAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . .   23
       2.22   TANGIBLE PROPERTY   . . . . . . . . . . . . . . . . . . . . .   25
       2.23   NBC STATION VENTURE   . . . . . . . . . . . . . . . . . . . .   25
       2.24   NO OTHER REPRESENTATIONS AND WARRANTIES   . . . . . . . . . .   25

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF CHANCELLOR

       3.1    ORGANIZATION, STANDING AND CORPORATE POWER  . . . . . . . . .   25
       3.2    CAPITAL STRUCTURE   . . . . . . . . . . . . . . . . . . . . .   26
       3.3    AUTHORITY; NONCONTRAVENTION   . . . . . . . . . . . . . . . .   27
       3.4    CHANCELLOR SEC DOCUMENTS  . . . . . . . . . . . . . . . . . .   29
       3.5    ABSENCE OF CERTAIN CHANGES OR EVENTS  . . . . . . . . . . . .   30
       3.6    NO EXTRAORDINARY PAYMENTS OR CHANGE IN BENEFITS   . . . . . .   31
       3.7    BROKERS   . . . . . . . . . . . . . . . . . . . . . . . . . .   31
       3.8    OPINION OF FINANCIAL ADVISOR  . . . . . . . . . . . . . . . .   32
       3.9    ABSENCE OF UNDISCLOSED LIABILITIES  . . . . . . . . . . . . .   32
       3.10   LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . .   32
       3.11   TRANSACTIONS WITH AFFILIATES  . . . . . . . . . . . . . . . .   32


       3.12   CHANCELLOR COMMON STOCK
       3.13   VOTING REQUIREMENTS   . . . . . . . . . . . . . . . . . . . .   33
       3.14   FCC QUALIFICATION   . . . . . . . . . . . . . . . . . . . . .   33
       3.15   EMPLOYEE ARRANGEMENTS AND BENEFIT PLANS   . . . . . . . . . .   33
       3.16   TAX MATTERS   . . . . . . . . . . . . . . . . . . . . . . . .   34
       3.17   INTELLECTUAL PROPERTY   . . . . . . . . . . . . . . . . . . .   35
       3.18   ENVIRONMENTAL MATTERS   . . . . . . . . . . . . . . . . . . .   36
       3.19   NO OTHER REPRESENTATIONS AND WARRANTIES   . . . . . . . . . .   36

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

       4.1    PREPARATION OF FORM S-4 AND PROXY STATEMENT/PROSPECTUS;
              INFORMATION SUPPLIED  . . . . . . . . . . . . . . . . . . . .   37
       4.2    STOCKHOLDER APPROVAL  . . . . . . . . . . . . . . . . . . . .   38
       4.3    ACCESS TO INFORMATION; CONFIDENTIALITY  . . . . . . . . . . .   39
       4.4    PUBLIC ANNOUNCEMENTS  . . . . . . . . . . . . . . . . . . . .   40
       4.5    ACQUISITION PROPOSALS   . . . . . . . . . . . . . . . . . . .   40

       4.6    CONSENTS, APPROVALS AND FILINGS   . . . . . . . . . . . . . .   41
       4.7    AFFILIATES LETTERS  . . . . . . . . . . . . . . . . . . . . .   41
       4.8    NASDAQ LISTING  . . . . . . . . . . . . . . . . . . . . . . .   42
       4.9    INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . .   42
       4.10   LETTER OF CHANCELLOR'S ACCOUNTANTS  . . . . . . . . . . . . .   42
       4.11   LETTER OF LIN'S ACCOUNTANTS   . . . . . . . . . . . . . . . .   43
       4.12   EMPLOYEE BENEFIT MATTERS  . . . . . . . . . . . . . . . . . .   43
       4.13   TERMINATION OF STOCKHOLDERS AGREEMENT   . . . . . . . . . . .   43

                                    ARTICLE V

            COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

       5.1    CONDUCT OF BUSINESS   . . . . . . . . . . . . . . . . . . . .   44
       5.2    STOCK OPTIONS; PHANTOM STOCK PLAN   . . . . . . . . . . . . .   47
       5.3    OTHER ACTIONS   . . . . . . . . . . . . . . . . . . . . . . .   49

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

       6.1    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER  .   49
              (a)    Stockholder Approval   . . . . . . . . . . . . . . . .   49
              (b)    FCC Order  . . . . . . . . . . . . . . . . . . . . . .   49
              (c)    Governmental and Regulatory Consents   . . . . . . . .   49
              (d)    HSR Act  . . . . . . . . . . . . . . . . . . . . . . .   50
              (e)    No Injunctions or Restraints   . . . . . . . . . . . .   50
              (f)    Nasdaq Listing   . . . . . . . . . . . . . . . . . . .   50
              (g)    Form S-4   . . . . . . . . . . . . . . . . . . . . . .   50
       6.2    CONDITIONS TO OBLIGATIONS OF LIN  . . . . . . . . . . . . . .   50
              (a)    Representations and Warranties   . . . . . . . . . . .   50
              (b)    Performance of Obligations of Chancellor   . . . . . .   51
              (c)    Tax Opinion  . . . . . . . . . . . . . . . . . . . . .   51
              (d)    Chancellor Stockholders Agreement  . . . . . . . . . .   51
       6.3    CONDITIONS TO OBLIGATIONS OF CHANCELLOR   . . . . . . . . . .   52
              (a)    Representations and Warranties   . . . . . . . . . . .   52
              (b)    Performance of Obligations of LIN.     . . . . . . . .   52
              (c)    Tax Opinion  . . . . . . . . . . . . . . . . . . . . .   53
              (d)    KXTX Transaction   . . . . . . . . . . . . . . . . . .   53
              (e)    Network Affiliation Agreements   . . . . . . . . . . .   53
              (f)    Financial Services Agreements  . . . . . . . . . . . .   53
              (g)    Dissenting Shares  . . . . . . . . . . . . . . . . . .   54

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

       7.1    TERMINATION   . . . . . . . . . . . . . . . . . . . . . . . .   54
       7.2    EFFECT OF TERMINATION   . . . . . . . . . . . . . . . . . . .   55
       7.3    AMENDMENT   . . . . . . . . . . . . . . . . . . . . . . . . .   56

       7.4    EXTENSION; CONSENT; WAIVER  . . . . . . . . . . . . . . . . .   56
       7.5    PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION, CONSENT OR
              WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . .   56

                                  ARTICLE VIII

                             SURVIVAL OF PROVISIONS

       8.1    SURVIVAL  . . . . . . . . . . . . . . . . . . . . . . . . . .   57

                                   ARTICLE IX

                                     NOTICES

       9.1    NOTICES   . . . . . . . . . . . . . . . . . . . . . . . . . .   57

                                    ARTICLE X

                                  MISCELLANEOUS

       10.1   ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . .   58
       10.2   EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . . .   59
       10.3   COUNTERPARTS  . . . . . . . . . . . . . . . . . . . . . . . .   59
       10.4   NO THIRD PARTY BENEFICIARY  . . . . . . . . . . . . . . . . .   59
       10.5   GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . .   59
       10.6   ASSIGNMENT; BINDING EFFECT  . . . . . . . . . . . . . . . . .   59
       10.7   HEADINGS, GENDER, ETC.  . . . . . . . . . . . . . . . . . . .   59
       10.8   INVALID PROVISIONS  . . . . . . . . . . . . . . . . . . . . .   60
       10.9   NO RECOURSE AGAINST OTHERS  . . . . . . . . . . . . . . . . .   60


Exhibits

Exhibit A     Form of Affiliate Letter

                             LIST OF DEFINED TERMS

Acquisition Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . .   41
Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Assumed Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
breaches  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Chancellor Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . .   31
Chancellor SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . .   29
Chancellor Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Chancellor Stockholders Meeting . . . . . . . . . . . . . . . . . . . . . .   39
Chancellor 7% Convertible Preferred Stock . . . . . . . . . . . . . . . . .    4
Chancellor $3.00 Convertible Preferred Stock  . . . . . . . . . . . . . . .    4
Chancellor Convertible Preferred Stock  . . . . . . . . . . . . . . . . . .    4
Chancellor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Chancellor Disclosure Letter  . . . . . . . . . . . . . . . . . . . . . . .   30
Chancellor Stockholders Agreement . . . . . . . . . . . . . . . . . . . . .   51
Chancellor Operating Subsidiary . . . . . . . . . . . . . . . . . . . . . .   27
Chancellor Material Adverse Effect  . . . . . . . . . . . . . . . . . . . .   26
Chancellor Significant Subsidiary . . . . . . . . . . . . . . . . . . . . .   26
Chancellor Stockholders Approval  . . . . . . . . . . . . . . . . . . . . .   27
Chancellor Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . .   26
Chancellor Stock Option Plans . . . . . . . . . . . . . . . . . . . . . . .   26
Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Code  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
Communications Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
D&O Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
Delaware Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Delaware Secretary of State . . . . . . . . . . . . . . . . . . . . . . . .    2
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
DSHC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Employment Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Environmental Liabilities . . . . . . . . . . . . . . . . . . . . . . . . .   23
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Equity Holdings A . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Equity Holdings B . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
FCC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
FCC Order . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   49
Financial Advisory Agreement  . . . . . . . . . . . . . . . . . . . . . . .   53
Form S-4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   37
Form S-8  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   48
Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
GECC Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Greenhill . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
Hicks Muse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
Indemnified Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
KXTX Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
KXTX Option . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
KXTX-Texas  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
LIN Stock Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
LIN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
LIN SEC Document  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
LIN Licensed Facilities . . . . . . . . . . . . . . . . . . . . . . . . . .   15
LIN Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
LIN Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
LIN Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
LIN Stockholders Approval . . . . . . . . . . . . . . . . . . . . . . . . .   11
LIN Holdings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
LIN Operating Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . .    9
LIN LMA Facilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
LIN Entities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
LIN Texas . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
LIN FCC Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
LIN Significant Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . .    9
LIN/Ranger Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . .   43
LIN Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
LIN Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . .    9
LMA Facility FCC Licenses . . . . . . . . . . . . . . . . . . . . . . . . .   16
LMA Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
M&O Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   53
Material Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Material Breach . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Morgan Stanley  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
Network Affiliation Agreement . . . . . . . . . . . . . . . . . . . . . . .   24
New LIN Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Paying Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Payment Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Phantom Stock Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Phantom Stock Units . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Proxy Statement/Prospectus  . . . . . . . . . . . . . . . . . . . . . . . .   29
Representatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
significant subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . .   26
Sports Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
Stockholders Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .   10
subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
Substitute LIN Stock Options  . . . . . . . . . . . . . . . . . . . . . . .   10
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Tax Return  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Wasserstein . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

                          AGREEMENT AND PLAN OF MERGER


       THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 7, 1998, by and between CHANCELLOR MEDIA CORPORATION, a Delaware corporation ("Chancellor") and RANGER EQUITY HOLDINGS CORPORATION, a Delaware corporation ("LIN").

                                    RECITALS

       WHEREAS, Chancellor and LIN and their respective subsidiaries are engaged in the radio and television broadcasting businesses, respectively;

       WHEREAS, Chancellor and LIN believe it is in the best interests of their respective stockholders to combine their respective broadcast businesses;

       WHEREAS, subject to the terms and conditions set forth herein, (i) the Board of Directors of Chancellor, upon the recommendation of a duly authorized special committee thereof (consisting of independent directors), has approved the merger of LIN with Chancellor and the issuance of shares of the Common Stock, $0.01 par value (the "Chancellor Common Stock"), of Chancellor in connection therewith, and (ii) the Board of Directors of LIN has approved the foregoing merger;

       WHEREAS, it is the intention of Chancellor and LIN that such merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

       WHEREAS, Chancellor and LIN desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger;

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

       1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), LIN shall merge with and into Chancellor (the "Merger") in accordance with the General Corporation Law of the State of Delaware (the "Delaware Code"). At the Effective Time, the separate corporate existence of LIN shall cease and Chancellor shall continue as the surviving corporation of the Merger (the "Surviving Corporation") under the laws of the State of Delaware and with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the Delaware Code. The Merger shall have the effects set forth in the Delaware Code.

       1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m., Dallas, Texas time, on the second business day following the date on which the last to be fulfilled or waived of the conditions set forth in
Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201, unless another date, time or place is agreed to in writing by the parties hereto.

       1.3 EFFECTIVE TIME. The parties hereto will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the Closing Date (or on such other date as the parties may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the Delaware Code, and make all other filings or recordings required under the Delaware Code in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time specified in such certificate of merger (the "Effective Time").

       1.4 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Chancellor shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the Delaware Code.

       1.5 BYLAWS. The Bylaws of Chancellor in effect immediately prior to the Merger shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable law.

       1.6 DIRECTORS. The directors of Chancellor immediately prior to the Effective Time and Gary R. Chapman shall, from and after the Effective Time, be the directors of the Surviving Corporation (with respect to Chancellor directors, in the same class and term expiration as such director currently serves on the Chancellor Board of Directors and, with respect to Gary R. Chapman, in such class and term expiration as determined by the Board of Directors of Chancellor prior to Closing), until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

       1.7 OFFICERS. The officers of Chancellor immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

       1.8    EFFECT ON LIN CAPITAL STOCK.

              (a) Outstanding LIN Common Stock. Each share of common stock, $0.01 par value, of LIN ("LIN Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares of LIN Common Stock held as treasury shares by LIN and other than Dissenting Shares, as defined in
Section 1.11) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive 0.0300 validly issued, fully paid and nonassessable shares of Chancellor Common Stock. The ratio of the shares of Chancellor Common Stock to be issued in exchange for each whole share of LIN Common Stock is referred to as the "Exchange Ratio." The shares of Chancellor Common Stock to be issued to holders of LIN Common Stock in accordance with this Section 1.8(a), and any cash to be paid in accordance with Section 1.10(f) in lieu of fractional shares of Chancellor Common Stock, are referred to as the "Merger Consideration."

              (b) Treasury Shares. Each share of LIN Common Stock which is held as a treasury share by LIN at the Effective Time shall, by virtue of the Merger and without any action on the part of LIN, be cancelled and retired and cease to exist, without any conversion thereof.

              (c) Impact of Stock Splits, etc. In the event of any change in Chancellor Common Stock and/or LIN Common Stock between the date of this Agreement and the Effective Time of the Merger in accordance with the terms of this Agreement by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Chancellor Common Stock to be issued and delivered in the Merger in exchange for each outstanding share of LIN Common Stock as provided in this Agreement shall be appropriately adjusted so as to maintain the relative proportionate interests of the holders of LIN Common Stock and Chancellor Common Stock.

       1.9 EFFECT ON CHANCELLOR CAPITAL STOCK. Each share of Chancellor Common Stock, 7% Convertible Preferred Stock, $0.01 par value ("Chancellor 7% Convertible Preferred Stock"), and $3.00 Convertible Exchangeable Preferred, $0.01 par value ("Chancellor $3.00 Convertible Preferred Stock" and, collectively with the Chancellor 7% Convertible Preferred Stock, the "Chancellor Convertible Preferred Stock"), of Chancellor issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unaffected by the Merger.

       1.10   EXCHANGE OF CERTIFICATES.

              (a) Paying Agent. Immediately following the Effective Time, Chancellor shall deposit with its transfer agent and registrar (the "Paying Agent"), for the benefit of the holders of LIN Common Stock (other than treasury shares and Dissenting Shares), certificates representing the shares of Chancellor Common Stock to be issued to such holders pursuant to Section 1.8 (such certificates, together with any dividends or distributions with respect to the shares represented by such certificates and any cash paid in lieu of fractional shares of Chancellor Common Stock pursuant to Section 1.10(f), being hereinafter referred to as the "Payment Fund").

              (b) Exchange Procedures. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of LIN Common Stock shall, upon surrender to the Paying Agent of such certificate or certificates and acceptance thereof by the Paying Agent, be entitled to a certificate representing that number of whole shares of Chancellor Common Stock which the aggregate number of shares of LIN Common Stock previously represented by such certificate or certificates surrendered shall have been converted into the right to receive pursuant to Section 1.8 of this Agreement, as the case may be, plus any cash to be received in lieu of fractional shares, as provided in Section 1.10(f) below. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with its normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing the shares of LIN Common Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other Taxes (as defined in Section 2.18) required by reason of the payment of such consideration to a person other than the registered holder of the certificate(s) surrendered, or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. After the Effective Time, there shall be no further transfer on the records of LIN or its transfer agent of certificates representing shares of LIN Common Stock, and if such certificates are presented to the Surviving Corporation, they shall be cancelled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 1.10(b), each certificate representing shares of LIN Common Stock (other than certificates representing treasury shares to be cancelled in accordance with the terms of this Agreement), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration without any interest thereon, as contemplated by
Section 1.8.

              (c)    Letter of Transmittal.       Promptly after the Effective
Time (but in no event more than five business days thereafter), Chancellor shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented shares of LIN Common Stock which have been converted pursuant to Section 1.8, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of certificates representing shares of LIN Common Stock to the Paying Agent, and which shall be in such form and have such provisions as Chancellor reasonably may specify) and instructions for use in surrendering such certificates and receiving the

Merger Consideration to which such holder shall be entitled therefor pursuant to Section 1.8.

              (d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Chancellor Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented shares of LIN Common Stock which have been converted pursuant to Section 1.8, until the surrender for exchange of such certificate in accordance with this Article I. Following surrender for exchange of any such certificate, there shall be paid to the holder of such certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole shares of Chancellor Common Stock into which the shares of LIN Common Stock represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 1.8, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole shares of Chancellor Common Stock.

              (e) No Further Ownership Rights in LIN Common Stock. The Merger Consideration (or, in the case of Dissenting Shares, the cash payment therefor) paid upon the surrender for exchange of certificates representing shares of LIN Common Stock in accordance with the terms of this Article I shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of LIN Common Stock theretofore represented by such certificates, subject, however, to Chancellor's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by LIN on the shares of LIN Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

              (f)    No Fractional Shares.        No certificates or scrip
representing fractional shares of Chancellor Common Stock shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented shares of LIN Common Stock which have been converted pursuant to Section 1.8, and such fractional share interests will not entitle the owner thereof to vote or any rights of a stockholder of Chancellor. In lieu of any such fractional shares, the Paying Agent shall, on behalf of all holders of fractional shares of Chancellor Common

Stock, aggregate all such fractional interests (collectively, the "Fractional Shares") and such Fractional Shares shall be sold by the Paying Agent as agent for the holders of such Fractional Shares at the then prevailing price on the Nasdaq Stock Market, all in the manner provided hereinafter. Until the net proceeds of such sale or sales have been distributed to the holders of Fractional Shares, the Paying Agent shall retain such proceeds in trust for the benefit of such holders as part of the Payment Fund. All commissions, transfer taxes and other out-of-pocket transaction costs, including reasonable expenses and compensation of the Paying Agent shall be charged against the proceeds from the sale of the Fractional Shares. The sale of the Fractional Shares shall be executed on the Nasdaq Stock Market or through one or more member firms of the Nasdaq Stock Market and will be executed in round lots, to the extent practicable. The Paying Agent will determine the portion, if any, of the net proceeds of such sale or sales to which each holder of Fractional Shares is entitled, by multiplying the amount of the aggregate net proceeds of the sale of the Fractional Shares by a fraction, the numerator of which is the amount of Fractional Shares to which such holder is entitled and the denominator of which is the aggregate amount of Fractional Shares to which all holders of Fractional Shares are entitled; provided, however, that in lieu of the foregoing, at the sole option of Chancellor, Chancellor may instead satisfy payment with respect to such Fractional Shares by delivering to the Paying Agent reasonably promptly following the Effective Time cash (without interest) in an amount equal to the aggregate amount of all such Fractional Shares multiplied by the closing price per share of Chancellor Common Stock on the Nasdaq Stock Market on the trading day immediately prior to the Effective Time.

              (g) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of certificates representing shares of LIN Common Stock for 120 days after the Effective Time shall be delivered to Chancellor, upon demand, and any holders of shares of LIN Common Stock who have not theretofore complied with this Article I shall thereafter look only to Chancellor and only as general creditors thereof for payment of their claims for any Merger Consideration and any dividends or distributions with respect to Chancellor Common Stock to which they are entitled pursuant to this Article I.

              (h) No Liability. Neither the Surviving Corporation nor the Paying Agent shall be liable to any person in respect of any cash, shares, dividends or distributions payable from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of LIN Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 2.3)), any such cash, shares, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

              (i) Withholding of Tax. Chancellor shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any former holder of LIN Common Stock such amount as Chancellor (or any affiliate thereof) or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or state, local or foreign Tax law. To the extent that amounts are so withheld by Chancellor, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of LIN Common Stock in respect of which such deduction and withholding was made by Chancellor.

       1.11 DISSENTING SHARES. Notwithstanding anything herein to the contrary in this Agreement, shares of LIN Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto and who properly demands in writing appraisal of such shares of LIN Common Stock in accordance with Section 262 of the Delaware Code and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights, shall not be converted into or represent the right to receive the Merger Consideration therefor ("Dissenting Shares"). Such stockholders shall be entitled to receive payment of the appraised value of such shares of LIN Common Stock held by them in accordance with the provisions of Section 262 of the Delaware Code, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such securities under Section 262 shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in this Article I, of the certificate or certificates that formerly represented such securities. LIN shall take all actions required to be taken by it in accordance with Section 262(d) of the Delaware Code with respect to the holders of LIN Common Stock. LIN shall give to Chancellor prompt written notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to Delaware law and received by it, and Chancellor shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, LIN shall not, except with the prior written consent of Chancellor, make any payments with respect to any demands for appraisal, or settle or offer to settle, any such demands.


                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF LIN

       LIN hereby represents and warrants to Chancellor as follows:

       2.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each of LIN and the LIN Significant Subsidiaries (as defined below) is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted. Each of LIN and the LIN Significant Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, properties, results of operations, or condition (financial or otherwise) of LIN and its subsidiaries, considered as a whole (other than as a result of changes in general economic conditions or in economic conditions generally affecting the television broadcasting industry) (a "LIN Material Adverse Effect"). LIN has delivered to Chancellor complete and correct copies of its Certificate of Incorporation and Bylaws, as amended to the date of this Agreement. For purposes of this Agreement, a "LIN Significant Subsidiary" means (i) Ranger Equity Holdings A Corp., a Delaware corporation ("Equity Holdings A"), (ii) Ranger Equity Holdings B Corp., a Delaware corporation ("Equity Holdings B"), (iii) LIN Holdings Corp., a Delaware corporation ("LIN Holdings"), (iv) LIN Television Corporation, a Delaware corporation (the "LIN Operating Subsidiary"), and (v) any other subsidiary of LIN that operates, or holds an FCC license to operate, a LIN Licensed Facility (as defined in Section 2.9) or a LIN LMA Facility (as defined in Section 2.9) or is a party to a Material Agreement (as defined in
Section 2.21). For purposes of this Agreement, a "subsidiary" of any person shall mean any other entity at least a majority of the equity interests in which is beneficially owned, directly or indirectly, by the specified person.

       2.2 CAPITAL STRUCTURE. (a) The authorized capital stock of LIN consists of (i) 1,000,000,000 shares of LIN Common Stock and (ii) 5,000,000 shares of preferred stock, $0.01 par value, none of which shares of preferred stock are issued and outstanding. At the close of business on July 6, 1998, 539,321,532 shares of LIN Common Stock were issued and outstanding, 30,100,000 shares of LIN Common Stock were reserved for issuance pursuant to options to purchase LIN Common Stock which have been, or will be prior to the Effective Time, granted to directors, officers or employees of LIN or others ("New LIN Stock Options") pursuant to the LIN 1998 Stock Option Plan (the "LIN Stock Option Plan"), 5,594,086 shares of LIN Common Stock were reserved for issuance pursuant to certain additional options to purchase LIN Common Stock that have been granted to directors, officers or employees of LIN or others (the "Substitute LIN Stock Options" and, collectively with the New LIN Stock Options, the "LIN Stock Options"), and no shares of LIN Common Stock were held as treasury shares by LIN or any subsidiary of LIN. At the close of business on July 6, 1998, 14,152,290 Phantom Stock Units ("Phantom Stock Units") were outstanding under LIN's Phantom Stock Plan (the "Phantom Stock Plan"). Except as set forth above, at the close of business on July 6, 1998, no shares of capital stock or other equity securities of LIN were authorized, issued, reserved for issuance or outstanding. All outstanding shares of LIN Common Stock are, and all shares which may be issued pursuant to the LIN Stock Option Plan, or upon the exercise of outstanding LIN Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of LIN or any subsidiary of LIN having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of LIN or any subsidiary of LIN may vote are issued or outstanding. All the outstanding shares of capital stock or other equity interests of each subsidiary of LIN have been validly issued and are fully paid and nonassessable and are owned by LIN, by one or more wholly-owned subsidiaries of LIN or by LIN and one or more such wholly-owned subsidiaries, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except for (i) Liens arising out of the senior credit facility of the LIN Operating Subsidiary, and (ii) Liens arising out of the guarantee by Equity Holdings B of certain obligations of Station Venture Holdings, LLC to General Electric Capital Corporation (the "GECC Guarantee"). Except as set forth above and except as set forth in that certain Stockholders Agreement, dated as of March 3, 1998 (the "Stockholders Agreement"), among LIN and the holders of LIN Common Stock parties thereto (which provides for preemptive rights and restrictions on transfer), neither LIN nor any subsidiary of LIN has any outstanding option, warrant, subscription or other right, agreement or commitment that either (i) obligates LIN or any subsidiary of LIN to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of LIN or any LIN Significant Subsidiary or (ii) restricts the transfer of LIN Common Stock. Since the close of business on July 6, 1998 to the date hereof, neither LIN nor any subsidiary of LIN has issued any capital stock or securities or other rights convertible into or exercisable or exchangeable for shares of such capital stock.

              (b) LIN owns and has good and marketable title to all of the issued and outstanding shares of capital stock of each of Equity Holdings A and Equity Holdings B, in each case free and clear of all Liens, and LIN has no independent assets, operations or liabilities other than the ownership of the capital stock of Equity Holdings A and Equity Holdings B. Equity Holdings A and Equity Holdings B collectively own and have good and marketable title to all of the outstanding capital stock of LIN Holdings, free and clear of all Liens other than with respect to Equity Holdings B, the GECC Guarantee, and neither Equity Holdings A nor Equity Holdings B has any independent assets, operations or liabilities other than the ownership of the capital stock of LIN Holdings.

       2.3 AUTHORITY; NONCONTRAVENTION. LIN has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 4.2(a) with respect to the approval of this Agreement and the consummation of the Merger (the "LIN Stockholders Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by LIN and the consummation by LIN of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LIN, subject, in the case of the Merger, to the LIN Stockholders Approval. This Agreement has been duly executed and delivered by LIN and, assuming this Agreement constitutes the valid and binding agreement of each of the other parties hereto, constitutes a valid and binding obligation of LIN, enforceable against it in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as disclosed in writing by LIN to Chancellor in a disclosure letter (the "LIN Disclosure Letter") delivered prior to the execution and delivery of the Agreement, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of LIN or the comparable documents of any LIN Significant Subsidiary, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which LIN or any of the LIN Significant Subsidiaries is a party or by which LIN or any of the LIN Significant Subsidiaries or any of their assets is bound or affected, (iii) result in an obligation by LIN, the Surviving Corporation, Chancellor, or any of their respective subsidiaries to redeem, repurchase or retire (or offer to redeem, repurchase or retire) any indebtedness of LIN or any of its subsidiaries outstanding as of the date hereof or equity security of LIN or any of its subsidiaries outstanding as of the date hereof, or (iv) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except, in the cases of the foregoing clauses (ii) through (iv), for conflicts, breaches, defaults or other consequences (collectively, "breaches") that, individually or in the aggregate, could not reasonably be expected to have a LIN Material Adverse Effect or to materially hinder LIN's ability to consummate the transactions contemplated by this Agreement. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity") which has not been received or made, is required by or with respect to LIN or any of the LIN Significant Subsidiaries in connection with the execution and delivery of this Agreement by LIN or the consummation by LIN of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger and the termination or earlier expiration of the applicable waiting period thereunder, (ii) such filings with and approvals required by the Federal Communications Commission or any successor entity (the "FCC") under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC promulgated thereunder (collectively, the "Communications Act") including those required in connection with the transfer of control of LIN FCC Licenses (as defined in Section 2.9) for the operation of the LIN Licensed

Facilities, (iii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which LIN is qualified to do business, (iv) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, and (v) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes.

       2.4 LIN SEC DOCUMENT; FINANCIAL STATEMENTS. (i) LIN Holdings and the LIN Operating Subsidiary (together with certain subsidiary guarantors thereof) have filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 (the "LIN SEC Document"), filed on May 29, 1998, with respect to the registration of certain senior discount notes of LIN Holdings and senior subordinated notes of the LIN Operating Subsidiary; (ii) as of the date of such filing, the LIN SEC Document complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the SEC promulgated thereunder applicable to such LIN SEC Document, and such LIN SEC Document as of such date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided, however, it is acknowledged and agreed by Chancellor that the Merger and the transactions contemplated by this Agreement and further developments since the date of such filing with respect to the matters described in Section 5.1(b)(i) were not disclosed or required to be disclosed in the LIN SEC Document on the date of such filing); and (iii) as of their respective dates, the consolidated financial statements of LIN Holdings and its predecessors included in the LIN SEC Document complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of LIN Holdings and its consolidated subsidiaries (or its predecessors and their respective consolidated subsidiaries) as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (on the basis stated therein and subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

       2.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the LIN SEC Document or the LIN Disclosure Letter, or as otherwise agreed to in writing after the date hereof by Chancellor, or as expressly permitted by this Agreement, since the date of the most recent audited financial statements of LIN Holdings contained in the LIN SEC Document, LIN and its subsidiaries have conducted their business only in the ordinary course, and there has not been
(i) any change which could reasonably be expected to have a LIN Material Adverse Effect (including as a result of the consummation of the transactions contemplated by this Agreement), (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of LIN's outstanding capital stock, (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv)
(x) any granting by LIN or any of its subsidiaries to any director, officer or other employee or independent contractor of LIN or any of its subsidiaries of any increase in compensation or acceleration of benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements of LIN Holdings contained in the LIN SEC Document, (y) any granting by LIN or any of its subsidiaries to any director, officer or other employee or independent contractor of any increase in, or acceleration of benefits in respect of, severance or termination pay, or pay in connection with any change of control of LIN, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements of LIN Holdings contained in the LIN SEC Document, or (z) any entry by LIN or any of its subsidiaries into any employment, severance, change of control, or termination or similar agreement with any director, executive officer or other employee or independent contractor other than in the ordinary course of business consistent with past practices, or (v) any change in accounting methods, principles or practices by LIN or any of its subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by a change in generally accepted accounting principles.

       2.6 NO EXTRAORDINARY PAYMENTS OR CHANGE IN BENEFITS. Except as disclosed in the LIN Disclosure Letter, no current or former director, officer, employee or independent contractor of LIN or any of its subsidiaries is entitled to receive any payment under any agreement, arrangement or policy (written or oral) relating to employment, severance, change of control, termination, stock options, stock purchases, compensation, deferred compensation, fringe benefits or other employee benefits currently in effect (collectively, the "LIN Benefit Plans"), nor will any benefit received or to be received by any current or former director, officer, employee or independent contractor of LIN or any of its subsidiaries under any LIN Benefit Plan be accelerated or modified, as a result of or in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement.

       2.7 VOTING REQUIREMENTS. The affirmative vote of a majority of the outstanding shares of LIN Common Stock entitled to vote with respect to the approval of the Merger is the only vote of the holders of any class or series of LIN's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

       2.8 STATE TAKEOVER STATUTES. The Board of Directors of LIN has approved the terms of this Agreement and the consummation of the transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement the provisions of Section 203 of the Delaware Code. To LIN's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by this Agreement and no provision of the Certificate of Incorporation, Bylaws or other governing instrument of LIN or any of its subsidiaries would, directly or indirectly, restrict or impair the ability of LIN to consummate the transactions contemplated by this Agreement.

       2.9 LIN FCC LICENSES; OPERATIONS OF LIN LICENSED FACILITIES. LIN and its subsidiaries have operated the television stations for which LIN and any of its subsidiaries holds licenses from the FCC, in each case which are owned or operated by LIN and its subsidiaries (each a "LIN Licensed Facility" and collectively the "LIN Licensed Facilities"), in material compliance with the terms of the licenses issued by the FCC to LIN and its subsidiaries (the "LIN FCC Licenses") (complete and correct copies of each of which have been made available to Chancellor), and in material compliance with the Communications Act, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a LIN Material Adverse Effect. To the knowledge of LIN, each broadcast television station for which LIN or any of its subsidiaries provides programming and advertising services pursuant to a local marketing agreement (each a "LIN LMA Facility" and collectively the "LIN LMA Facilities") has been operated in material compliance with the terms of the licenses issued by the FCC to the owner of such LIN LMA Facility (each an "LMA Facility FCC License" and collectively the "LMA Facility FCC Licenses"). LIN has, and its subsidiaries have, timely filed or made all applications, reports and other disclosures required by the FCC to be made with respect to the LIN Licensed Facilities and have timely paid all FCC regulatory fees with respect thereto, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a LIN Material Adverse Effect. LIN and each of its subsidiaries have, and are the authorized legal holders of, all the LIN FCC Licenses necessary or used in the operation of the businesses of the LIN Licensed Facilities as presently operated. To the knowledge of LIN, the third-parties with which LIN or its subsidiaries have entered into local marketing agreements with respect to the LIN LMA Facilities have, and are the authorized legal holders of, the LMA Facility FCC License necessary or used in the operation of the business of the respective LIN LMA Facility to which such local marketing agreement relates. All LIN FCC Licenses and, to the knowledge of LIN, LMA Facility FCC Licenses are validly held and are in full force and effect, unimpaired by any act or omission of LIN, each of its subsidiaries (or, to LIN's knowledge, their respective predecessors) or their respective officers, employees or agents, except where such impairments could not, individually or in the aggregate, reasonably be expected to have a LIN Material Adverse Effect. As of the date hereof, except as set forth in the LIN Disclosure Letter, no application, action or proceeding is pending for the renewal of any LIN FCC License or, to the knowledge of LIN, LMA Facility FCC License as to which any petition to deny has been filed and, to LIN's knowledge, there is not now before the FCC any material investigation, proceeding, notice of violation or order of forfeiture relating to any LIN Licensed Facility or LIN LMA Facility that, if adversely determined, could reasonably be expected to have a LIN Material Adverse Effect, and LIN is not aware of any basis that could reasonably be expected to cause the FCC not to renew any of the LIN FCC Licenses or the LMA Facility FCC Licenses (other than proceedings to amend FCC rules or the Communications Act of general applicability to the television or broadcast industry). There is not now pending and, to LIN's knowledge, there is not threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or modify in any material respect any of the LIN FCC Licenses or, to the knowledge of LIN, any of the LMA Facility FCC Licenses that, if adversely determined, could reasonably be expected to have a LIN Material Adverse Effect (other than proceedings to amend FCC rules or the Communications Act of general applicability to the television or broadcast industry).

       2.10 BROKERS. Except with respect to Hicks, Muse & Co. Partners, L.P. ("Hicks Muse") and Greenhill & Co., LLC ("Greenhill"), all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by LIN directly with Chancellor without the intervention of any person on behalf of LIN in such a manner as to give rise to any valid claim by any person against LIN, Chancellor, the Surviving Corporation or any subsidiary of any of them for a finder's fee, brokerage commission, or similar payment. The LIN Disclosure Letter sets forth a written summary of the terms of its agreement relating to the transactions contemplated by this Agreement with Greenhill and Section 6.3(f) of this Agreement sets forth a summary of the terms of its agreement relating to the transactions contemplated by this Agreement with Hicks Muse, and LIN has no other agreements or understandings (written or oral) with respect to such services.

       2.11 FCC QUALIFICATION. LIN and its subsidiaries are fully qualified under the Communications Act to be the transferors of control of the LIN FCC Licenses. Except as disclosed in the LIN Disclosure Letter, LIN is not aware of any facts or circumstances relating to the FCC qualifications of LIN or any of its subsidiaries that would prevent the FCC's granting the FCC Form 315 Transfer of Control Application to be filed with respect to the Merger.

       2.12 COMPLIANCE WITH APPLICABLE LAWS. Each of LIN and its subsidiaries has in effect all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights (collectively, "Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, other than such Permits the absence of which could not, individually or in the aggregate, reasonably be expected to have a LIN Material Adverse Effect, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, could not reasonably be expected to have a LIN Material Adverse Effect. Except as disclosed in the LIN Disclosure Letter, LIN and its subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules orders and regulations of any Governmental Entity, except for such noncompliance which individually or in the aggregate could not reasonably be expected to have a LIN Material Adverse Effect.

       2.13   ABSENCE OF UNDISCLOSED LIABILITIES.        Except for (x)
liabilities disclosed in the LIN SEC Document, (y) current liabilities incurred by LIN Holdings and its subsidiaries in the ordinary course of business consistent with past practices since the date of the most recent consolidated balance sheet of LIN Holdings set forth in the LIN SEC Document and (z) liabilities contemplated by this Agreement or disclosed in the LIN Disclosure Letter, LIN and its subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of LIN and its consolidated subsidiaries or in the notes, exhibits or schedules thereto or (ii) which reasonably could be expected to have a LIN Material Adverse Effect.

       2.14 LITIGATION. Except as disclosed in the LIN SEC Document or the LIN Disclosure Letter, to the date of this Agreement, there is no litigation, administrative action, arbitration or other proceeding pending against LIN or any of its subsidiaries or, to the knowledge of LIN, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a LIN Material Adverse Effect or (ii) prevent, or significantly delay the consummation of the transactions contemplated by this Agreement. Except as set forth in the LIN Disclosure Letter, to the date of this Agreement, there is no judgment, order, injunction or decree of any Governmental Entity outstanding against LIN or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and (ii) of this Section 2.14.

       2.15 TRANSACTIONS WITH AFFILIATES. Other than the transactions contemplated by this Agreement, or except to the extent disclosed in the LIN SEC Document or in the LIN Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between LIN or its subsidiaries, on the one hand, and LIN's affiliates (other than subsidiaries of LIN) or any other person, on the other hand, that would be required to be disclosed under
Item 404 of Regulation S-K under the Securities Act.

       2.16 LABOR MATTERS. Except as set forth in the LIN Disclosure Letter or in the LIN SEC Document, (i) neither LIN nor any of its subsidiaries is a party to any labor or collective bargaining agreement, and no employees of LIN or any of its subsidiaries are represented by any labor organization, (ii) to the knowledge of LIN, there are no material representation or certification proceedings, or petitions seeking a representation proceeding, pending or threatened to be brought or filed with the

National Labor Relations Board or any other labor relations tribunal or authority and (iii) to the knowledge of LIN, there are no material organizing activities involving LIN or any of its subsidiaries with respect to any group of employees of LIN or its subsidiaries.

       2.17 EMPLOYEE ARRANGEMENTS AND BENEFIT PLANS. (a) The LIN Disclosure Letter sets forth a complete and correct list of (i) all LIN Benefit Plans, including all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all written employment, severance, termination, change-in-control, or indemnification agreements (collectively, the "Employment Arrangements"), in each case under which LIN or any of its subsidiaries has any obligation or liability (contingent or otherwise), except for on-air agreements entered into in the ordinary course of business consistent with past practices and any Employment Arrangement which provides for annual compensation (excluding benefits) of $150,000 or less or has an unexpired term of and can be terminated (before, on or after a change in control) in less than one year from the date hereof without additional cost or penalty. Except as set forth in the LIN SEC Document or in the LIN Disclosure Letter and except as could not, individually or in the aggregate, reasonably be expected to have a LIN Material Adverse
Effect: (A) each LIN Benefit Plan has been administered and is in compliance with the terms of such plan and all applicable laws, rules and regulations, (B) no "reportable event" (as such term is used in section 4043 of ERISA) (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any LIN Benefit Plan and (C) each LIN Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the United States Internal Revenue Service ("IRS") regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification.

              (b) To the date of this Agreement, there is no litigation or administrative or other proceeding involving any LIN Benefit Plan or Employment Arrangement nor has LIN or any of its subsidiaries received written notice that any such proceeding is threatened, in each case where an adverse determination could reasonably be expected to have a LIN Material Adverse Effect. Except as set forth in the LIN Disclosure Letter, neither LIN nor any of its subsidiaries has contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither

LIN nor any of its subsidiaries has incurred, nor, to the best of LIN's knowledge, is reasonably likely to incur any withdrawal liability which remains unsatisfied in an amount which could reasonably be expected to have a LIN Material Adverse Effect. The termination of, or withdrawal from, any LIN Benefit Plan or multiemployer plan to which LIN or its subsidiaries contributes, on or prior to the Closing Date, will not subject LIN or any of its subsidiaries to any liability under Title IV of ERISA that could reasonably be expected to have a LIN Material Adverse Effect.

       2.18   TAX MATTERS.  Except as set forth in the LIN Disclosure Letter,
(A) LIN and each of its subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns (as defined below) required to be filed through the date hereof and will timely file any such material Tax Returns required to be filed on or prior to the Closing Date (except those under valid extension) and all such Tax Returns are and will be true and correct in all material respects, (B) all Taxes (as defined below) of LIN and each of its subsidiaries shown to be due on the Tax Returns described in (A) above have been or will be timely paid or adequately reserved for in accordance with GAAP (except to the extent that such Taxes are being contested in good faith), (C) no material deficiencies for any Taxes have been proposed, asserted or assessed against LIN or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of LIN and its subsidiaries, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority and no material issues relating to Taxes have been raised in writing by any governmental authority during any presently pending audit or examination, (D) LIN and its subsidiaries are not now subject to audit by any taxing authority and no waivers of statutes of limitation with respect to the Tax Returns have been given by or requested in writing from LIN or any of its subsidiaries, (E) there are no material liens for Taxes (other than for Taxes not yet due and payable) on any assets of LIN or any of its subsidiaries, (F) neither LIN nor any of its subsidiaries is a party to or bound by (nor will any of them become a party to or bound by) any tax indemnity, tax sharing, tax allocation agreement, or similar agreement, arrangement or practice with respect to Taxes, (G) neither LIN nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which LIN is the common parent, (H) neither LIN nor any of its subsidiaries has filed a consent pursuant to the collapsible corporation provisions of
Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provisions of state or local law) apply to any disposition of any asset owned by LIN or any of its subsidiaries, as the case may be, (I) neither LIN nor any of its subsidiaries has agreed to make, nor is any required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method or otherwise, (J) LIN and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to withholding of Taxes and (K) no property owned by LIN or any of its subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of
Section 168(h)(l) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

       As used in this Agreement, "Tax Return" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof. As used in this Agreement, "Taxes" shall mean taxes of any kind, including but not limited to those measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

       2.19 INTELLECTUAL PROPERTY. Except as set forth in the LIN Disclosure Letter and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, could not reasonably be expected to have a LIN Material Adverse
Effect: (a) LIN and each of its subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by LIN and its subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which LIN or any subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of LIN, no person is challenging, infringing on or otherwise violating any right of LIN or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to LIN or its subsidiaries; and (d) neither LIN nor any of its subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by LIN and its subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by LIN or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

       For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

       2.20 ENVIRONMENTAL MATTERS. Except as disclosed in the LIN SEC Document or in the LIN Disclosure Letter and except as could not reasonably be expected to have a LIN Material Adverse Effect: (i) the operations of LIN and its subsidiaries have been and are in compliance with all Environmental Laws (as defined below) and with all Permits required by Environmental Laws, (ii) to the date of this Agreement, there are no pending or, to the knowledge of LIN, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against LIN or its subsidiaries or involving any real property currently or, to the knowledge of LIN, formerly owned, operated or leased by LIN or its subsidiaries, (iii) LIN and its subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of LIN, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of LIN, formerly owned, operated or leased by LIN or its subsidiaries or operations thereon that could reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of LIN all real property operated or leased by LIN or its subsidiaries is free of contamination from Hazardous Material (as defined below) and (v) there is not now, nor, to the knowledge of LIN, has there been in the past, on, in or under any real property owned, leased or operated by LIN or any of its predecessors (a) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Materials, (b) any asbestos-containing materials, (c) any polychlorinated biphenyls, or (d) any radioactive substances.

       As used in this Agreement, "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health or the environment, as currently in effect and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., Section 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws which includes, but is not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

       2.21 MATERIAL AGREEMENTS. (a) Except as disclosed in the LIN Disclosure Letter, from and after the date of filing of the

LIN SEC Document, to the date of this Agreement, neither LIN nor any of its subsidiaries has entered into any contract, agreement or other document or instrument (other than this Agreement) that would be required to be filed with the SEC or any material amendment, modification or waiver under any contract, agreement or other document or instrument (other than any such amendments, modifications or waivers entered into following the date of this Agreement in connection with the transactions contemplated hereby) that was previously filed with the SEC or would be required to be so filed.

              (b) Except as filed as an exhibit to the LIN SEC Document or as set forth in the LIN Disclosure Letter, to the date of this Agreement, neither LIN nor any of its subsidiaries is a party to or has entered into or made any material amendment or modification to or granted any material waiver under the following (collectively, the "Material Agreements"): (A) any network affiliation agreement for any LIN Licensed Facility or LIN LMA Facility (a "Network Affiliation Agreement"), (B) any material sports broadcasting agreement (a "Sports Agreement"), (C) any main transmitter site or main studio lease for any LIN Licensed Facility or LIN LMA Facility, (D) any agreement pursuant to which LIN agrees to provide programming to a LIN LMA Facility, or pursuant to which LIN has either a contingent programming obligation or the right to purchase the assets of a LIN LMA Facility or any shares of capital stock of any corporation holding any assets relating to a LIN LMA Facility (an "LMA Agreement"), or (E) any partnership or joint venture agreement obligating LIN to contribute cash in excess of $200,000 per year.

              (c) Each of the Material Agreements is valid and enforceable against LIN in accordance with its terms, and there is no default under any Material Agreements either by LIN or any of its subsidiaries which is a party to such Material Agreements or, to the knowledge of LIN, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by LIN or, to the knowledge of LIN, any other party thereto, in any such case in which such default or event could reasonably be expected to have a LIN Material Adverse Effect. In addition, neither LIN nor any subsidiary of LIN is in material breach of any Network Affiliation Agreement, Sports Agreement or LMA Agreement (including any breach which would give rise to a right to terminate any such agreement). To the date of this Agreement, neither LIN nor any subsidiary of LIN has received any written notice (or to the knowledge of LIN any other notice) of default or termination under any Material Agreement, and to the knowledge of LIN, there exists no basis for any assertion of a right of default or termination under such agreements. To the date of this Agreement, neither LIN nor any subsidiary of LIN has received any written notice (or to the knowledge of LIN any other notice) of the exercise of a put option or other right pursuant to which LIN or any of its subsidiaries would be obligated to purchase capital stock or assets relating to any LIN LMA Facility.

       2.22 TANGIBLE PROPERTY. All of the assets of LIN and its Significant Subsidiaries are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such condition or so usable could not, individually or in the aggregate, reasonably be expected to have a LIN Material Adverse Effect.

       2.23 NBC STATION VENTURE. To the knowledge of LIN, except as disclosed in the LIN SEC Document, since the date of the most recent financial statements of LIN Holdings contained in the LIN SEC Document, there has been no material adverse change in the business, properties, results of operations, or condition (financial or otherwise) of Station Venture Holdings, LLC (a minority equity investment of one of LIN's subsidiaries) and its subsidiaries, taken as a whole, that could reasonably be expected to have a LIN Material Adverse Effect.

       2.24 NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties made by LIN as expressly set forth in this Agreement or in any certificate or document delivered pursuant this Agreement, neither LIN nor any of its affiliates has made and shall not be construed as having made to Chancellor or to any affiliate thereof any representation or warranty of any kind.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF CHANCELLOR

       Chancellor represents and warrants to LIN as follows:

       3.1 ORGANIZATION, STANDING AND CORPORATE POWER. Each of Chancellor and the Chancellor Significant Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Chancellor and the Chancellor Significant Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, properties, results of operations, or condition (financial or otherwise) of Chancellor and its subsidiaries, considered as a whole (other than as a result of changes in general economic conditions or in economic conditions generally affecting the radio broadcasting industry) (a "Chancellor Material Adverse Effect"). Chancellor has delivered to LIN complete and correct copies of its Certificate of Incorporation and Bylaws, as amended to the date of this Agreement. For purposes of this Agreement, a "Chancellor Significant Subsidiary" means any subsidiary of Chancellor that would constitute a "significant subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.

       3.2 CAPITAL STRUCTURE. The authorized capital stock of Chancellor consists of (i) 75,000,000 shares of Chancellor Class A Common Stock, none of which are issued and outstanding, (ii) 200,000,000 shares of Chancellor Common Stock and (iii) 50,000,000 shares of preferred stock, $0.01 par value, of which
(x) 2,200,000 shares have been designated as 7% Convertible Preferred Stock and
(y) 6,000,000 shares have been designated as $3.00 Convertible Exchangeable Preferred Stock. At the close of business on July 6, 1998: (i) 142,288,959 shares of Chancellor Common Stock were issued and outstanding, 14,160,810 shares of Chancellor Common Stock were reserved for issuance pursuant to outstanding options or warrants to purchase Chancellor Common Stock which have been granted to directors, officers or employees of Chancellor or others ("Chancellor Stock Options"), 18,059,088 shares of Chancellor Common Stock were reserved for issuance upon the conversion of the Chancellor Convertible Preferred Stock, and no shares of Chancellor Common Stock were held as treasury shares by Chancellor or any subsidiary of Chancellor; (ii) 2,200,000 shares of Chancellor 7% Convertible Preferred Stock were issued and outstanding; (iii) 6,000,000 shares of Chancellor $3.00 Convertible Preferred Stock were issued and outstanding; and (iv) no shares of Chancellor Convertible Preferred Stock were held as treasury shares by Chancellor or any subsidiary of Chancellor. Except as set forth above, at the close of business on July 6, 1998, no shares of capital stock or other equity securities of Chancellor were authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Chancellor are, and all shares which may be issued pursuant to Chancellor's stock option plans, as amended to the date hereof (the "Chancellor Stock Option Plans"), or upon the exercise of outstanding Chancellor Stock Options or upon the conversion of outstanding shares of Chancellor Convertible Preferred Stock will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of Chancellor or any subsidiary of Chancellor having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Chancellor or any subsidiary of Chancellor may vote are issued or outstanding. All the outstanding shares of capital stock of each subsidiary of Chancellor have been validly issued and are fully paid and nonassessable and (except for the shares of 12-1/4% Series A Senior Cumulative Exchangeable Preferred Stock, $0.01 par value, of Chancellor Media Corporation of Los Angeles, a Delaware corporation (the "Chancellor Operating Subsidiary")), are owned by Chancellor, by one or more wholly-owned subsidiaries of Chancellor or by Chancellor and one or more such wholly-owned subsidiaries, free and clear of all Liens, except for Liens arising out of the senior credit facility of Chancellor Operating Subsidiary and those that, individually or in the aggregate, could not reasonably be expected to have a Chancellor Material Adverse Effect. Except as set forth above and in the Chancellor Stockholders Agreement (as defined in Section 6.2(d)) (which restricts the transfer of shares of Chancellor Common Stock by the parties to the Chancellor Stockholders Agreement in certain circumstances), and except for certain provisions of the Certificate of Incorporation of Chancellor relating to "alien ownership" of the Chancellor Common Stock, neither Chancellor nor any subsidiary of Chancellor has any outstanding option, warrant, subscription or other right, agreement or commitment that either (i) obligates Chancellor or any subsidiary of Chancellor to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Chancellor or any Chancellor Significant Subsidiary or (ii) restricts the transfer of Chancellor Common Stock. Since the close of business on July 6, 1998 to the date hereof, neither Chancellor nor any subsidiary of Chancellor has issued any capital stock or securities or other rights convertible into or exercisable or exchangeable for shares of such capital stock, other than shares of Chancellor Common Stock issued upon the exercise of Chancellor Stock Options outstanding on July 6, 1998 or upon the conversion of shares of Chancellor Convertible Preferred Stock outstanding on July 6, 1998.

       3.3 AUTHORITY; NONCONTRAVENTION. Chancellor has the requisite corporate power and authority to enter into this Agreement and, subject to the approval of its stockholders as set forth in Section 4.2(b) with respect to the approval of this Agreement and the consummation of the Merger and the issuance of shares of Chancellor Common Stock therein (the "Chancellor Stockholders Approval"), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Chancellor and the consummation by Chancellor of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Chancellor, subject, in the case of the Merger and the issuance of shares of Chancellor Common Stock therein, the Chancellor Stockholders Approval. This Agreement has been duly executed and delivered by Chancellor and, assuming this Agreement constitutes the valid and binding agreement of each of the other parties hereto, constitutes a valid and binding obligation of Chancellor, enforceable against it in accordance with its terms except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditor's rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Certificate of Incorporation or Bylaws of Chancellor or the comparable documents of any subsidiary of Chancellor, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Chancellor or any of its subsidiaries is a party or by which Chancellor or any of its subsidiaries or any of their assets is bound or affected, (iii) result in an obligation by Chancellor or any of its subsidiaries to redeem, repurchase or retire (or offer to redeem, repurchase or retire) any indebtedness of Chancellor or any of its subsidiaries outstanding as of the date hereof or equity security of Chancellor or any of its subsidiaries outstanding as of the date hereof, or (iv) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except, in the cases of the foregoing clauses (ii) through (iv), for breaches that, individually or in the aggregate, could not reasonably be expected to have a Chancellor Material Adverse Effect or to materially hinder Chancellor's ability to consummate the transactions contemplated by this Agreement. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made, is required by or with respect to Chancellor or any of its subsidiaries in connection with the execution and delivery of this Agreement by Chancellor or the consummation by Chancellor of the transactions contemplated hereby, except for (i) the filing of premerger notification and report forms under the HSR Act with respect to the Merger and the termination or earlier expiration of the applicable waiting period thereunder, (ii) such filings with and approvals required by the FCC under the Communications Act, including those required in connection with the acquisition of control of the LIN FCC Licenses for the operation of the LIN Licensed Facilities, (iii) the filing of a registration statement under the Securities Act with respect to the issuance of shares of Chancellor Common Stock in the Merger, (iv) a proxy statement to be filed with the SEC by Chancellor relating to the Chancellor Stockholders Approval (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), (v) any filing required by the Nasdaq Stock Market with respect to the issuance of shares of Chancellor Common Stock in the Merger and upon exercise of Assumed Stock Options (as defined in Section 5.2(a)), (vi) the filing of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (vii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, and (viii) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes.

       3.4 CHANCELLOR SEC DOCUMENTS. (i) Chancellor and its predecessors have filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1995 (such reports, schedules, forms, statements and other documents and any other documents filed with the SEC and publicly available prior to the date of this Agreement are hereinafter referred to as the "Chancellor SEC Documents"); (ii) as of their respective dates, the Chancellor SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Chancellor SEC Documents, and none of the Chancellor SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) as of their respective dates, the consolidated financial statements of Chancellor and its predecessors included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of Chancellor and its consolidated subsidiaries (or its predecessors and their respective consolidated subsidiaries) as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (on the basis stated therein and subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

       3.5 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Chancellor SEC Documents or except as disclosed in writing by Chancellor to LIN in a disclosure letter (the "Chancellor Disclosure Letter") prior to the execution and delivery of the Agreement, or as otherwise agreed to in writing after the date hereof by LIN, or as expressly permitted by this Agreement, since the date of the most recent audited financial statements included in the Chancellor SEC Documents, Chancellor and its subsidiaries have conducted their business only in the ordinary course, and there has not been (i) any change which could reasonably be expected to have a Chancellor Material Adverse Effect (including as a result of the consummation of the transactions contemplated by this Agreement), (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Chancellor's currently outstanding capital stock (other than the payment of regular cash dividends on the Chancellor 7% Convertible Preferred Stock and Chancellor $3.00 Convertible Preferred Stock, and other than the payment of dividends (including accrued dividends) on the 12% Exchangeable Preferred Stock, $0.01 par value, and 12 1/4% Series A Senior Cumulative Exchangeable Preferred Stock, $0.01 par value, of Chancellor Operating Subsidiary, in each case in accordance with usual record and payment dates (other than accrued and unpaid dividends paid on the 12% Exchangeable Preferred Stock)), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) (x) any granting by Chancellor or any of its subsidiaries to any director, officer or other employee or independent contractor of Chancellor or any of its subsidiaries of any increase in compensation or acceleration of benefits, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the Chancellor SEC Documents, (y) any granting by Chancellor or any of its subsidiaries to any director, officer or other employee or independent contractor of any increase in, or acceleration of benefits in respect of, severance or termination pay, or pay in connection with any change of control of Chancellor, except in the ordinary course of business consistent with prior practice or as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Chancellor SEC Documents or (z) any entry by Chancellor or any of its subsidiaries into any employment, severance, change of control, or termination or similar agreement with any director, executive officer or other employee or independent contractor other than in the ordinary course of business consistent with past practices, or (v) any change in accounting methods, principles or practices by Chancellor or any of its subsidiaries materially affecting its assets, liability or business, except insofar as may have been required by a change in generally accepted accounting principles.

       3.6 NO EXTRAORDINARY PAYMENTS OR CHANGE IN BENEFITS. Except as disclosed in the Chancellor Disclosure Letter, no current or former director, officer, employee or independent contractor of Chancellor or any of its subsidiaries is entitled to receive any payment under any agreement, arrangement or policy (written or oral) relating to employment, severance, change of control, termination, stock options, stock purchases, compensation, deferred compensation, fringe benefits or other employee benefits currently in effect (collectively, the "Chancellor Benefit Plans"), nor will any benefit received or to be received by any current or former director, officer, employee or independent contractor of Chancellor or any of its subsidiaries under any Chancellor Benefit Plan be accelerated or modified, as a result of or in connection with the execution and delivery of, or the consummation of the transactions contemplated by, this Agreement.

       3.7 BROKERS. Except with respect to Morgan Stanley & Co. Incorporated ("Morgan Stanley") and Wasserstein Perella & Co. ("Wasserstein"), all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out by Chancellor directly with LIN without the intervention of any person on behalf of Chancellor in such a manner as to give rise to any valid claim by any person against Chancellor, LIN, the Surviving Corporation or any subsidiary of any of them for a finder's fee, brokerage commission, or similar payment. The Chancellor Disclosure Letter sets forth a written summary of the terms of its agreements relating to the transactions contemplated by this Agreement with Morgan Stanley and Wasserstein, and

Chancellor has no other agreements or understandings (written or oral) with respect to such services.

       3.8 OPINION OF FINANCIAL ADVISOR. Chancellor has received the opinion of Wasserstein, dated the date hereof, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Chancellor and the holders of Chancellor Common Stock.

       3.9    ABSENCE OF UNDISCLOSED LIABILITIES.        Except as disclosed in
the Chancellor SEC Documents and except for liabilities contemplated by this Agreement or disclosed in the Chancellor Disclosure Letter, Chancellor and its subsidiaries do not have any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of Chancellor and its consolidated subsidiaries or in the notes, exhibits or schedules thereto or
(ii) which reasonably could be expected to have a Chancellor Material Adverse Effect.

       3.10 LITIGATION. Except as disclosed in the Chancellor SEC Documents, to the date of this Agreement, there is no litigation, administrative action, arbitration or other proceeding pending against Chancellor or any of its subsidiaries or, to the knowledge of Chancellor, threatened that, individually or in the aggregate, could reasonably be expected to (i) have a Chancellor Material Adverse Effect or (ii) prevent, or significantly delay the consummation of the transactions contemplated by this Agreement. Except as set forth in the Chancellor SEC Documents, to the date of this Agreement, there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Chancellor or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and (ii) of this Section 3.10.

       3.11 TRANSACTIONS WITH AFFILIATES. Other than the transactions contemplated by this Agreement or except to the extent disclosed in the Chancellor SEC Documents or in the Chancellor Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between Chancellor or its subsidiaries, on the one hand, and Chancellor's affiliates (other than subsidiaries of Chancellor) or any other person, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

       3.12 CHANCELLOR COMMON STOCK. The shares of Chancellor Common Stock to be issued in the Merger will be, upon delivery against receipt of the shares of LIN Common Stock for which such shares will be issued in accordance with
Section 1.8 of this Agreement, duly authorized, validly issued, fully paid and nonassessable. The shares of Chancellor Common Stock to be issued upon exercise of the Assumed Stock Options (as defined in Section 5.2(a)) will be, upon delivery of the exercise price therefor in accordance with the terms of the LIN Stock Option Plan and agreements pursuant to which such Assumed Stock Options were issued, duly authorized, validly issued, fully paid and nonassessable.

       3.13 VOTING REQUIREMENTS. The affirmative vote of a majority of the outstanding shares of Chancellor Common Stock entitled to vote with respect to the approval of the Merger and the issuance of shares of Chancellor Common Stock therein is the only vote of the holders of any class or series of Chancellor's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

       3.14 FCC QUALIFICATION. Chancellor and its subsidiaries are fully qualified under the Communications Act to be the transferees of control of the LIN FCC Licenses. Except as disclosed in the Chancellor Disclosure Letter, Chancellor is not aware of any facts or circumstances relating to the FCC qualifications of Chancellor or any of its subsidiaries that would prevent the FCC's granting the FCC Form 315 Transfer of Control Application to be filed with respect to the Merger.

       3.15 EMPLOYEE ARRANGEMENTS AND BENEFIT PLANS. (a) Except as set forth in the Chancellor SEC Documents or in the Chancellor Disclosure Letter and except as could not, individually or in the aggregate, reasonably be expected to have a Chancellor Material Adverse Effect: (A) each Chancellor Benefit Plan has been administered and is in compliance with the terms of such plan and all applicable laws, rules and regulations, (B) no "reportable event" (as such term is used in section 4043 of ERISA) (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Chancellor Benefit Plan and (C) each Chancellor Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the IRS regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification.

              (b) To the date of this Agreement, there is no litigation or administrative or other proceeding involving any Chancellor Benefit Plan nor has Chancellor or its subsidiaries received written notice that any such proceeding is threatened, in each case where an adverse determination could reasonably be expected to have a Chancellor Material Adverse Effect. Neither Chancellor nor any of its subsidiaries has incurred, nor, to the best of Chancellor's knowledge, is reasonably likely to incur any withdrawal liability with respect to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) which remains unsatisfied in an amount which could reasonably be expected to have a Chancellor Material Adverse Effect. The termination of, or withdrawal from, any Chancellor Benefit Plan or multiemployer plan to which Chancellor or its subsidiaries contributes, on or prior to the Closing Date, will not subject Chancellor or any of its subsidiaries to any liability under Title IV of ERISA that could reasonably be expected to have a Chancellor Material Adverse Effect.

       3.16 TAX MATTERS. Except as set forth in the Chancellor Disclosure Letter, (A) Chancellor and each of its subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof and will timely file any such material Tax Returns required to be filed on or prior to the Closing Date (except those under valid extension) and all such Tax Returns are and will be true and correct in all material respects, (B) all Taxes of Chancellor and each of its subsidiaries shown to be due on the Tax Returns described in (A) above have been or will be timely paid or adequately reserved for in accordance with GAAP (except to the extent that such Taxes are being contested in good faith), (C) no material deficiencies for any Taxes have been proposed, asserted or assessed against Chancellor or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of Chancellor and its subsidiaries, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority and no material issues relating to Taxes have been raised in writing by any governmental authority during any presently pending audit or examination, (D) Chancellor and its subsidiaries are not now subject to audit by any taxing authority and no waivers of statutes of limitation with respect to the Tax Returns have been given by or requested in writing from Chancellor or any of its subsidiaries,
(E) there are no material liens for Taxes (other than for Taxes not yet due and payable) on any assets of Chancellor or any of its subsidiaries, (F) neither Chancellor nor any of its subsidiaries is a party to or bound by (nor will any of them become a party to or bound by) any tax indemnity, tax sharing, tax allocation agreement, or similar agreement, arrangement or practice with respect to Taxes, (G) neither Chancellor nor any of its subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which Chancellor is the common parent, (H) neither Chancellor nor any of its subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provisions of state or local law) apply to any disposition of any asset owned by Chancellor or any of its subsidiaries, as the case may be, (I) neither Chancellor nor any of its subsidiaries has agreed to make, nor is any required to make, any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method or otherwise, (J) Chancellor and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to withholding of Taxes and (K) no property owned by Chancellor or any of its subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of
Section 168(h)(l) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

       3.17 INTELLECTUAL PROPERTY. Except as set forth in the Chancellor Disclosure Letter and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, could not reasonably be expected to have a Chancellor Material Adverse Effect: (a) Chancellor and each of its subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Chancellor and its subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Chancellor or any subsidiary acquired the right to use any Intellectual Property; and (c) to the knowledge of Chancellor, no person is challenging, infringing on or otherwise violating any right of Chancellor or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to Chancellor or its subsidiaries; and (d) neither Chancellor nor any of its subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Chancellor and its subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Chancellor or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

       3.18 ENVIRONMENTAL MATTERS. Except as disclosed in the Chancellor SEC Documents or in the Chancellor Disclosure Letter and except as could not reasonably be expected to have a Chancellor Material Adverse Effect (i) the operations of Chancellor and its subsidiaries have been and are in compliance with all Environmental Laws and with all Permits required by Environmental Laws, (ii) to the date of this Agreement, there are no pending or, to the knowledge of Chancellor, threatened, Actions under or pursuant to Environmental Laws against Chancellor or its subsidiaries or involving any real property currently or, to the knowledge of Chancellor, formerly owned, operated or leased by Chancellor or its subsidiaries, (iii) Chancellor and its subsidiaries are not subject to any Environmental Liabilities, and, to the knowledge of Chancellor, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of Chancellor, formerly owned, operated or leased by Chancellor or its subsidiaries or operations thereon that could reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of Chancellor all real property operated or leased by Chancellor or its subsidiaries is free of contamination from Hazardous Material and (v) there is not now, nor, to the knowledge of Chancellor, has there been in the past, on, in or under any real property owned, leased or operated by Chancellor or any of its predecessors (a) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Materials, (b) any asbestos-containing materials, (c) any polychlorinated biphenyls, or (d) any radioactive substances.


       3.19 NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties made by Chancellor as expressly set forth in this Agreement or in any certificate or document delivered pursuant this Agreement, neither Chancellor nor any of its affiliates has made and shall not be construed as having made to LIN or to any affiliate thereof any representation or warranty of any kind.

                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

       4.1 PREPARATION OF FORM S-4 AND PROXY STATEMENT/PROSPECTUS; INFORMATION SUPPLIED.

              (a) As soon as practicable following the date of this Agreement, Chancellor shall prepare and file with the SEC (i) a preliminary Proxy Statement/Prospectus and (ii) a Registration Statement on Form S-4 (the "Form S-4") with respect to the registration of the issuance of shares of Chancellor Common Stock in the Merger, of which the Proxy Statement/Prospectus will form a part. Chancellor shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Chancellor shall use its best efforts to cause the Proxy Statement/Prospectus to be mailed to Chancellor's stockholders and LIN's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Chancellor shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or take any action that would subject it to the service of process in suits, other than as to matters and transactions relating to the Form S-4, in any jurisdiction where it is not so subject) required to be taken under any applicable state securities laws in connection with the issuance of the Chancellor Common Stock in the Merger and LIN shall furnish all information concerning itself and the holders of shares of LIN Common Stock as may be reasonably requested in connection with any such action.

              (b) LIN agrees and represents and warrants that the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in the (i) Form S-4 will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement/Prospectus will not, at the date it is first mailed to Chancellor's stockholders or at the time of the Chancellor Stockholders Meeting (as defined in Section 4.2), contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter thereof which has become false or misleading.

              (c) Chancellor agrees and represents and warrants that the information supplied or to be supplied by it specifically for inclusion or incorporation by reference in (i) the Form S-4 will not, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement/Prospectus will not, at the date it is first mailed to Chancellor's stockholders or at the time of the Chancellor Stockholders Meeting, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter thereof which has become false or misleading. Chancellor agrees that the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder and Chancellor agrees that the Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except in each case with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus supplied by LIN specifically for inclusion or incorporation by reference therein as to which Chancellor assumes no responsibility.

       4.2    STOCKHOLDER APPROVAL.        (a)  LIN agrees that it will take
all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its common stockholders or obtain the written consent of its common stockholders for the approval of this Agreement and the Merger. LIN will use its best efforts to obtain the LIN Stockholders Approval as soon as practicable after the date hereof. Without limiting the generality of the foregoing, LIN agrees that its obligations pursuant to the first two sentences of this Section 4.2(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Chancellor of any Acquisition Proposal (as defined in Section 4.5(a) below) or (ii) the withdrawal or modification by the Board of Directors of LIN of its approval or recommendation of this

Agreement or the Merger. The Board of Directors of LIN shall recommend to its stockholders that they vote in favor of the adoption of this Agreement and the Merger.

       (b) Chancellor agrees that it will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders (the "Chancellor Stockholders Meeting") to submit this Agreement, together with the affirmative recommendation of Chancellor's Board of Directors, to the Chancellor's stockholders so that they may consider and vote upon the approval of this Agreement, the Merger and the issuance of shares of Chancellor Common Stock therein. Chancellor will use its best efforts to hold the Chancellor Stockholders Meeting as soon as practicable after the date hereof and to obtain the favorable votes of its stockholders. The Board of Directors of Chancellor shall recommend to its stockholders that they vote in favor of the adoption of this Agreement and the Merger.

       4.3 ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice, each of Chancellor and LIN shall, and shall cause each of its respective subsidiaries to, afford to the other parties hereto and to their respective officers, employees, counsel, financial advisors and other representatives reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and, during such period, each of Chancellor and LIN shall, and shall cause each of its respective subsidiaries to, furnish as promptly as practicable to the other parties hereto such information concerning its business, properties, financial condition, operations and personnel as such parties may from time to time reasonably request. Except as required by law or the rules of regulations of the Nasdaq Stock Market or any national stock exchange, each of Chancellor and LIN agree that, until the earlier of (i) two years from the date of this Agreement and (ii) the Effective Time, each of Chancellor and LIN and their respective subsidiaries will not, and will cause its respective directors, officers, partners, employees, agents, accountants, counsel, financial advisors and other representatives and affiliates (collectively, "Representatives") not to, disclose any nonpublic information obtained from Chancellor or LIN, as the case may be, to any other person, in whole or in part, other than to its Representatives in connection with an evaluation of the transactions contemplated by this Agreement, and each of Chancellor and LIN and their respective subsidiaries will not, and will cause its respective Representatives not to, use any of such nonpublic information to directly or indirectly divert or attempt to divert any business, customer or employee of the other.

       4.4 PUBLIC ANNOUNCEMENTS. Chancellor and LIN agree that each of them will consult with each of the others before issuing, and will provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to rules of any national securities exchange or The Nasdaq Stock Market (to the extent applicable to them).

       4.5 ACQUISITION PROPOSALS. (a) From and after the date hereof, without the prior written consent of Chancellor, LIN shall not, and shall not authorize or permit any of its subsidiaries to, and shall direct and use its best efforts to cause its and its subsidiaries' Representatives not to, (i) directly or indirectly, solicit, initiate or encourage (including by way of furnishing information or assistance) or take any other action to facilitate any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) or (ii) enter into or participate in any discussions or negotiations regarding any Acquisition Proposal. LIN shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons conducted heretofore by it or its Representatives with respect to the foregoing. LIN agrees not to release any third party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal. LIN agrees that it will notify Chancellor orally and in writing, of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal).

              (b) Neither the Board of Directors of LIN nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Chancellor, the approval or recommendation by such Board of Directors or committee thereof of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or
(iii) cause LIN to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

              (c) For purposes of this Agreement, an "Acquisition Proposal" means any proposal or offer from any person (other than Chancellor or any of its subsidiaries) for a tender or exchange offer, merger, consolidation, other business combination, recapitalization, liquidation, dissolution or similar transaction involving LIN or any LIN Significant Subsidiary, or any proposal to acquire in any manner a substantial equity interest in, or an substantial portion of the assets of, LIN or a LIN Significant Subsidiary; provided that an Acquisition Proposal shall not include any direct or indirect acquisition or disposition of television broadcast stations (or the assets thereof) disclosed in the LIN Disclosure Letter.

       4.6 CONSENTS, APPROVALS AND FILINGS. Chancellor and LIN will make and cause their respective subsidiaries and, to the extent necessary, their other affiliates to make all necessary filings, including, without limitation, those required under the HSR Act, the Securities Act, the Exchange Act, and the Communications Act (including filing an application with the FCC for the transfer of control of the LIN FCC Licenses, which the parties shall file as soon as practicable (and in any event not more than 20 business days) after the date of this Agreement), in order to facilitate the prompt consummation of the Merger and the other transactions contemplated by this Agreement. In addition, Chancellor and LIN will each use its best efforts, and will cooperate fully and in good faith with each other, (i) to comply as promptly as practicable with all governmental requirements applicable to the Merger and the other transactions contemplated by this Agreement, and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, including without limitation, the consent of the FCC to the transfer of control of the LIN FCC Licenses. Each of Chancellor and LIN shall use its best efforts to promptly provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request. Each of the parties hereto shall provide to the other parties copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement and shall make such revisions thereto as reasonably requested by each other party hereto. Each of the parties hereto shall provide to the other parties the opportunity to participate in all meetings and material conversations with Governmental Entities with respect to the matters contemplated by this Agreement.

       4.7 AFFILIATES LETTERS. Prior to the Closing Date, LIN shall deliver to Chancellor a letter identifying all persons who, at the time the Merger is submitted for approval to the stockholders, may be deemed to be an "affiliate" of such party for purposes of Rule 145 under the Securities Act. LIN shall use its best efforts to cause each such person to deliver to Chancellor on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

       4.8 NASDAQ LISTING. Chancellor shall use its best efforts to cause the shares of Chancellor Common Stock to be issued in the Merger and upon the exercise of the Assumed Stock Options (as defined in Section 6.2(a)) to be approved for quotation in the Nasdaq Stock Market.

       4.9 INDEMNIFICATION. The Certificate of Incorporation of the Surviving Corporation shall contain the provisions with respect to indemnification contained in the certificate of incorporation of LIN, as in effect on the date hereof, and none of such provisions shall be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of LIN, or any of its respective subsidiaries (the "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Chancellor will cause to be maintained for a period of not less than six years from the Effective Time LIN's current directors' and officers' insurance and indemnification policies to the extent that they provide coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and executive officers of LIN on the date of this Agreement, so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the date of this Agreement; provided, however, that Chancellor or its subsidiaries may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Chancellor and its subsidiaries so long as the terms thereof are not less advantageous to the beneficiaries thereof than the existing D&O Insurance. The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives and shall be binding on all successors and assigns of Chancellor, the Surviving Corporation and LIN.

       4.10 LETTER OF CHANCELLOR'S ACCOUNTANTS. Chancellor shall use its reasonable best efforts to cause to be delivered to LIN a letter of PricewaterhouseCoopers, LLP, Chancellor's independent public accountants, and any other independent public accountants whose report would be required to be included in the Form S-4 pursuant to the rules and regulations under the Securities Act, each dated a date within two business days before the date on which the Form S-4 shall become effective and an additional letter from each of them dated a date within two business days before the Closing Date, each addressed to such party, in form and substance reasonably satisfactory to LIN and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

       4.11 LETTER OF LIN'S ACCOUNTANTS. LIN shall use its reasonable best efforts to cause to be delivered to Chancellor, a letter of PricewaterhouseCoopers, LLP, LIN's independent public accountants, and any other independent public accountants whose report would be required to be included in the Form S-4 pursuant to the rules and regulations under the Securities Act, each dated a date within two business days before the date on which the Form S-4 shall become effective and an additional letter from each of them dated a date within two business days before the Closing Date, each addressed to such party, in form and substance reasonably satisfactory to Chancellor and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

       4.12 EMPLOYEE BENEFIT MATTERS. Chancellor acknowledges and agrees that the LIN Operating Subsidiary is bound by the terms of Section 5.4 of that certain Merger Agreement, dated as of August 12, 1997, among LIN Holdings (formerly known as Ranger Holdings Corp.) and the LIN Operating Subsidiary (successor by merger to each of Ranger Acquisition Company and LIN Television Corporation) (as amended, the "LIN/Ranger Merger Agreement"), with respect to employee benefit matters set forth therein in effect at the time of the consummation of the transactions contemplated by the LIN/Ranger Merger Agreement, and Chancellor agrees that it shall take all such action as is necessary or desirable to cause the LIN Operating Subsidiary to satisfy such obligations thereunder.

       4.13 TERMINATION OF STOCKHOLDERS AGREEMENT. Prior to Closing, LIN shall use its reasonable best efforts to obtain the consent of all parties to the Stockholders Agreement to terminate such Stockholders Agreement at the Effective Time. At any special meeting of LIN stockholders (or written consent in lieu thereof) called for the purpose of obtaining the LIN Stockholders Approval, LIN agrees that the vote on the Merger will be structured so that a vote in favor of the Merger by a LIN stockholder will constitute a waiver of each LIN stockholder of rights with respect to the Stockholders Agreement following the Effective Time.


                                   ARTICLE V

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

       5.1    CONDUCT OF BUSINESS.

              (a) Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, LIN shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve the goodwill of those engaged in material business relationships with them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time and except as set forth in the LIN SEC Document or the LIN Disclosure Letter, LIN shall not, and shall not permit any of its subsidiaries to, without the prior consent of Chancellor (which shall not be unreasonably delayed or withheld):

                       (i) (w) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its or its subsidiaries' outstanding capital stock (except dividends and distributions by a direct or indirect wholly owned subsidiary of LIN to its parent), (x) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (y) except in connection with the termination of the employment of any employees, purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares, or (z) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other equity securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, equity securities or convertible securities (other than (A) upon the exercise of LIN Stock Options outstanding on the date of this Agreement or issued under clause (C) below, (B) pursuant to employment agreements or other contractual arrangements in effect on the date of this Agreement, (C) LIN Stock Options granted after the date of this Agreement to purchase up to an aggregate amount of (1) 31,100,000 shares of LIN Common Stock, minus (2) that number of shares of LIN Common Stock for which LIN Stock Options have been granted on or prior to the date of this Agreement, at an exercise per share of at least $1.00, which are to be issued to existing or future employees and (D) issuances of stock of any direct or indirect wholly owned Subsidiary of LIN to its parent);

                      (ii) amend its Certificate of Incorporation, Bylaws or other comparable charter or organizational documents;

                     (iii) acquire any business (including the assets thereof) or any corporation, partnership, joint venture, association or other business organization or division thereof;

                      (iv) sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to LIN and its subsidiaries, taken as whole;

                       (v) (x) other than working capital borrowings in the ordinary course of business and consistent with past practices, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, other than indebtedness owing to or guarantees of indebtedness owing to LIN or any of its direct or indirect wholly-owned subsidiaries or (y) make any material loans or advances to any other person, other than to LIN or any of its direct or indirect wholly-owned subsidiaries and other than routine advances to employees consistent with past practices;

                      (vi) make any Tax election or settle or compromise any Tax liability that could reasonably be expected to be material to LIN and its subsidiaries, taken as a whole or change its Tax or accounting methods, policies, practice or procedures, except as required by GAAP;

                     (vii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of LIN (for this purpose meaning LIN Holdings) included in the LIN SEC Document or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

                    (viii) make any material commitments or agreements for capital expenditures or capital additions or betterments except as materially consistent with the budget for capital expenditures as of the date of this Agreement, in the ordinary course of business consistent with past practices;

                      (ix)  except as may be required by law:

                            (A) other than in the ordinary course of business and consistent with past practices, make any representation or promise, oral or written, to any employee or former director, officer or employee of LIN or any of its subsidiaries which is inconsistent with the terms of any LIN Benefit Plan;

                            (B)    other than in the ordinary course of
       business, make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any director, employee or any agent or consultant of LIN or any of its subsidiaries other than routine changes or amendments that are required under existing contracts;

                            (C) except for renewals in the ordinary course of business consistent with past practices, adopt, enter into, amend, alter or terminate, partially or completely, any LIN Benefit Plan, or any election made pursuant to the provisions of any LIN Benefit Plan, to accelerate any payments, obligations or vesting schedules under any LIN Benefit Plan; or

                            (D)    other than in the ordinary course of
       business consistent with past practices, approve any general or company-wide pay increases for employees;

                       (x) except in the ordinary course of business, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which LIN or any of its subsidiaries is a party or waive, release or assign any material rights or claims thereunder; or

                      (xi) authorize any of, or commit or agree to take any of, the foregoing actions.

              (b) Notwithstanding the foregoing, nothing in this Section 5.1 shall prohibit (i) LIN Television of Texas, L.P. ("LIN Texas") from entering into an agreement with Dallas Sports Holding Company ("DSHC") relating to the assets used or useful in the operation of television station KXTX-TV (Dallas, TX) (the "KXTX Transaction"), including without limitation, in a federal income tax-free transaction, (A) the assignment by LIN Texas to DSHC of its rights under that certain Option and Put Agreement, dated as of May 31, 1994, as amended on December 24, 1997, among the LIN Operating Subsidiary, LIN Texas, KXTX of Texas, Inc. ("KXTX-Texas"), and KXTX, Inc. (the "KXTX Option"), and the assignment of its rights under the local marketing agreement relating thereto, or (B) the exercise of the KXTX Option by LIN and subsequent sale of the capital stock of KXTX-Texas to DSHC, in exchange for (Y) $50 million liquidation preference of DSHC convertible preferred stock, the terms of which shall include a 6% annual paid-in-kind dividend, payable semiannually, and permit LIN Texas to convert such shares of convertible preferred stock into common stock of DSHC upon the consummation of a firm commitment underwritten initial public offering of the shares of common stock of DSHC at a conversion price per share equal to the public offering price of such common stock, or (Z) such other consideration that is mutually agreed by each of Chancellor and LIN to be of comparable or superior value or (ii) any amendments to the M&O Agreement and Financial Advisory Agreement (each as defined in Section 6.3(f)) upon the terms set forth in Section 6.3(f) or any amendment under the LIN Stock Option Plan to include the LIN Substitute Stock Options.

       5.2    STOCK OPTIONS; PHANTOM STOCK PLAN.  (a)    At the Effective Time,
each outstanding LIN Stock Option that is outstanding and unexercised immediately prior to the Effective Time shall be deemed to have been assumed by Chancellor, without further action by Chancellor, the Surviving Corporation or the holders of such options, and shall thereafter be deemed to be an option to acquire shares of Chancellor Common Stock in such amount and at the exercise price provided below and otherwise having the same terms and conditions as are in effect immediately prior to the Effective Time (except to the extent that such terms and conditions may be altered in accordance with their terms as a result of the transactions contemplated hereby) (such LIN Stock Options assumed by Chancellor being the "Assumed Stock Options"):

                     (i) the number of shares of Chancellor Common Stock to be subject to the new option shall be equal to the product of (x) the number of shares of LIN Common Stock subject to the original option and (y) the Exchange Ratio (rounded to the nearest 1/100 of a share);

                     (ii) the exercise price per share of Chancellor Common Stock under the new option shall be equal to (x) the exercise price per share of LIN Common Stock under the original option divided by (y) the Exchange Ratio (rounded to the nearest $0.01); and

                     (iii) in accordance with the terms of the LIN Stock Option Plan under which the LIN Stock Options were issued, fractional shares of any Assumed Stock Options resulting from the adjustments set forth in this
Section 5.2(a) shall be eliminated.

       The adjustments provided herein to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

              (b) LIN shall take all actions reasonably necessary (including, if appropriate, by way of obtaining the written consent of optionholders) to ensure that the consummation of the Merger is not deemed to constitute a "change of control" (or transaction of similar import) with respect to such stock options or otherwise result, in and of itself, in the acceleration of any LIN Stock Option outstanding immediately prior to the Effective Time, and to ensure that all such options shall be exercisable after the Merger solely for shares of Chancellor Common Stock.

              (c) At the Effective Time, Chancellor shall assume the LIN Stock Option Plan, with such changes thereto as may be necessary to reflect the consummation of the transactions contemplated hereby. Nothing in this Section 5.2(c) shall be construed to prevent Chancellor in any way from terminating or freezing the benefits under any such plans (subject to the rights of the holders of the Assumed Stock Options thereunder) and adopting one or more new stock option plans, as approved by the Board of Directors of Chancellor following the Effective Time.

              (d) Promptly following the Effective Time, Chancellor shall use its reasonable best efforts to file with the SEC a Registration Statement on Form S-8 (or an amendment to any such form of Chancellor currently on file with the SEC that is available therefor) (the "Form S-8") for the purpose of registering the shares of Chancellor Common Stock issuable upon the exercise of the Assumed Stock Options, and Chancellor shall use its reasonable best efforts to have the Form S-8 (or any post-effective amendment thereto) declared effective under the Securities Act as soon as practicable after such filing.

              (e) At the Effective Time, Chancellor shall assume the Phantom Stock Plan. Each Phantom Stock Unit outstanding under the Phantom Stock Plan that is outstanding immediately prior to the Effective Time shall be appropriately adjusted to reflect the Exchange Ratio as if each such Phantom Stock Unit was one share of LIN Common Stock immediately prior to the Effective Time and was converted into the appropriate fraction of a share of Chancellor Common Stock pursuant to Section 1.8 of this

Agreement. To the extent shares of Chancellor Common Stock are issued in satisfaction of Phantom Stock Units, Chancellor shall use its reasonable best efforts to register such shares on Form S-8.

       5.3 OTHER ACTIONS. Neither Chancellor nor LIN shall, and neither of them shall permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions of the Merger set forth in Article VI not being satisfied.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

       6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

              (a) Stockholder Approval. The LIN Stockholders Approval and Chancellor Stockholders Approval shall have been obtained.

              (b) FCC Order. The FCC shall have issued an order (the "FCC Order") approving the transfers of control pursuant to the Merger of the LIN FCC Licenses for the operation of the LIN Licensed Facilities without the imposition of any conditions or restrictions that could reasonably be expected to have a LIN Material Adverse Effect, and which FCC Order has not been reversed, stayed, enjoined, set aside or suspended and with respect to which no timely request for stay, petition for reconsideration or appeal has been filed and as to which the time period for filing of any such appeal or request for reconsideration or for any sua sponte action by the FCC with respect to the FCC Order has expired, or, in the event that such a filing or review sua sponte has occurred, as to which such filing or review shall have been disposed of favorably to the grant of the FCC Order and the time period for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed or review initiated.

              (c) Governmental and Regulatory Consents. All required consents, approvals, permits and authorizations to the consummation of the Merger shall be obtained from any Governmental Entity (other than the FCC) whose consent, approval, permission or authorization is required by reason of a change in law after the date of this Agreement, unless the failure to obtain such consent, approval, permission or authorization could not reasonably be expected to have a LIN Material Adverse Effect, or to materially and adversely affect the validity or enforceability of this Agreement or the Merger.

              (d) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

              (e) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall use its reasonable best efforts to have any such order or injunction vacated.

              (f) Nasdaq Listing. The shares of Chancellor Common Stock issuable pursuant to the Merger shall have been approved for quotation in the Nasdaq Stock Market.

              (g) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

       6.2 CONDITIONS TO OBLIGATIONS OF LIN. The obligation of LIN to effect the Merger is further subject to the following conditions:

              (a) Representations and Warranties. The representations and warranties of Chancellor contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct at and as of the Closing Date as though made at and as of such time (except to the extent that any such representations and warranties expressly relate only to an earlier time, in which case they shall have been true and correct at such earlier time); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Chancellor Material Adverse Effect qualifier(s) contained therein) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of

       Chancellor and its subsidiaries, considered as a whole, and except to the extent that any inaccuracies of such representations and warranties are a result of changes in the United States financial markets generally or in national, regional or local economic conditions generally, or are a result of matters arising after the date hereof that affect the broadcast industry generally. Chancellor shall have delivered to LIN a certificate dated as of the Closing Date, signed by a senior executive officer of Chancellor, to the effect set forth in this Section 6.2(a).

              (b) Performance of Obligations of Chancellor. Chancellor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and LIN shall have received a certificate signed on behalf of Chancellor by a senior executive officer to such effect.

              (c) Tax Opinion. LIN shall have received an opinion of Vinson & Elkins L.L.P., dated as of the Closing Date, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, (ii) Chancellor and LIN will each be a party to the reorganization under Section 368(b) of the Code, and (iii) no gain or loss will be recognized by the stockholders of LIN upon the receipt of Chancellor Common Stock in exchange for LIN Common Stock pursuant to the Merger except with respect to any cash received in lieu of Fractional Shares or any cash received in respect of Dissenting Shares. In rendering such opinion, Vinson & Elkins L.L.P. shall receive and may rely upon representations contained in certificates of Chancellor, LIN and certain stockholders of LIN.

              (d) Chancellor Stockholders Agreement. Chancellor shall have amended or caused to be amended the terms of that certain Amended and Restated Stockholders Agreement, dated as of February 14, 1996, as amended by the First Amendment to Amended and Restated Stockholders Agreement dated as of September 4, 1997, among Chancellor and the stockholders parties thereto (the "Chancellor Stockholders Agreement"), in order that (A) in the event that the holders of LIN Common Stock receive shares of Chancellor Common Stock which are deemed to be "restricted securities" (within the meaning of Rule 144 under the Securities Act) in the Merger, all holders of LIN Common Stock at the Effective Time shall be deemed "Holders" thereunder and the shares of Chancellor Common Stock received by them in the Merger shall be "Registrable Shares" thereunder, or (B) in the event that holders of LIN Common Stock receive shares of Chancellor

       Common Stock which are not deemed to be "restricted securities" (within the meaning of Rule 144 under the Securities Act) in the Merger, the holders of LIN Common Stock at the Effective Time that, after giving effect to the Merger and the issuance of shares of Chancellor Common Stock therein, will own at least 1% of the outstanding shares of Chancellor Common Stock immediately following the Effective Time, shall be (and their transferees shall be) deemed "Holders" thereunder and shares of Chancellor Common Stock received in the Merger shall be "Registrable Shares" thereunder.

       6.3 CONDITIONS TO OBLIGATIONS OF CHANCELLOR. The obligations of Chancellor to effect the Merger is further subject to the following conditions:

              (a) Representations and Warranties. The representations and warranties of LIN contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct at and as of the Closing Date as though made at and as of such time (except to the extent that any such representations and warranties expressly relate only to an earlier time, in which case they shall have been true and correct at such earlier time); provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or LIN Material Adverse Effect qualifier(s) contained therein) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) of LIN (or, following the Effective Time, the Surviving Corporation) and its subsidiaries, considered as a whole, and except to the extent that any inaccuracies of such representations and warranties are a result of changes in the United States financial markets generally or in national, regional or local economic conditions generally, or are a result of matters arising after the date hereof that affect the broadcast industry generally. LIN shall have delivered to Chancellor a certificate dated as of the Closing Date, signed by a senior executive officer of LIN, to the effect set forth in this Section 6.3(a).

              (b) Performance of Obligations of LIN. LIN shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Chancellor shall have received a certificate signed on behalf of LIN by a senior executive officer of LIN to such effect.

              (c) Tax Opinion. Chancellor shall have received an opinion of Weil, Gotshal & Manges LLP, dated as of the Closing Date, to the effect that (i) the Merger will constitute a reorganization under Section 368(a) of the Code, (ii) Chancellor and LIN will each be a party to the reorganization under Section 368(b) of the Code, and (iii) no gain or loss will be recognized by Chancellor or LIN by reason of the Merger.
       In rendering such opinion, Weil, Gotshal & Manges LLP shall receive and may rely upon representations contained in certificates of Chancellor, LIN and certain stockholders of LIN.

              (d) KXTX Transaction. In the event that LIN Texas shall have consummated the KXTX Transaction, LIN Texas, LIN or one of its other subsidiaries shall have received the convertible preferred stock of DSHC on substantially the terms set forth in Section 5.1(b)(i) or such other consideration that is deemed by the Board of Directors of Chancellor to be of comparable or superior value.

              (e) Network Affiliation Agreements. LIN and its subsidiaries shall have received any necessary consents required as a result of the Merger and transactions contemplated by this Agreement with respect to each Network Affiliation Agreement relating to a LIN Licensed Facility, a true and correct list of which is set forth in the LIN Disclosure Letter.

              (f) Financial Services Agreements. LIN and certain of its subsidiaries and Hicks Muse shall have entered into an amendment to each of the Monitoring and Oversight Agreement (the "M&O Agreement") and the Financial Advisory Agreement (the "Financial Advisory Agreement") that provides (i) the M&O Agreement will terminate at the Effective Time and, in consideration therefor, LIN shall deliver to Hicks Muse at Closing a one-time cash payment of $11,000,000, (ii) Hicks Muse will receive a fee from LIN of $11,000,000 in cash, payable at Closing, in satisfaction of its services performed under the Financial Advisory Agreement in connection with the Merger, and (iii) the Financial Advisory Agreement would terminate with respect to LIN (and as successor in the Merger, Chancellor) but not its subsidiaries (the "LIN Entities") and would be amended to provide that following the Closing Date (A) Hicks Muse will be the exclusive financial advisor to the LIN Entities and (B) Hicks Muse will receive a "market fee" for the services it provides, provided that (1) Hicks Muse would not receive a fee in a transaction in which the Chief Executive Officer of Chancellor does not elect to retain an outside financial advisor to any the LIN Entities, and (2) if the Chief Executive Officer of Chancellor and Hicks Muse mutually agree that an additional financial advisor to any of the LIN Entities would be appropriate in a given transaction, Hicks Muse will split its fee equally with such co-advisor unless otherwise agreed to between the Chief Executive Officer of Chancellor and Hicks Muse.

              (g) Dissenting Shares. Holders of not more than 5% of the outstanding shares of LIN Common Stock shall have properly demanded appraisal rights for their shares under the Delaware Code.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

       7.1 TERMINATION. This Agreement may be terminated and the Merger abandoned as follows:

              (a) at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of LIN or Chancellor, by mutual written consent of Chancellor and LIN;

              (b) at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of LIN or Chancellor:

                       (i) by Chancellor if the LIN Stockholders Approval shall not have been obtained after submission by the Board of Directors of LIN of this Agreement and the Merger for approval by the common stockholders of LIN at a special meeting called for such purpose or by written consent of such stockholders in accordance with Section 4.2(a);

                      (ii) by LIN if the Chancellor Stockholders Approval shall not have been obtained after submission by the Board of Directors of Chancellor of this Agreement and the Merger for approval by the common stockholders of Chancellor at a special meeting called for such purpose in accordance with Section 4.2(b);

                     (iii) by Chancellor or LIN if the Merger shall not have been consummated on or before June 30, 1999, unless the failure to consummate the Merger is the result of a willful and material breach of this Agreement by the party seeking to terminate this Agreement;

                      (iv) by Chancellor or LIN if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

                     (v) by Chancellor or LIN in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or
              (b) or Section 6.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach"), provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

                     (vi) by Chancellor if LIN shall have breached the requirements of Section 4.5 hereof, unless Chancellor shall at such time be in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement.

       7.2    EFFECT OF TERMINATION.       (a)  In the event that Chancellor or
LIN terminates this Agreement as provided in Section 7.1(a), 7.1(b)(iii) or 7.1(b)(iv), this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Chancellor or LIN, other than the last sentence of Section 4.3 and Sections 2.10, 3.7, 7.2 and 10.2.

              (b) In the event that this Agreement is terminated by Chancellor pursuant to Section 7.1(b)(i), 7.1(b)(vi) or 7.1(b)(v), LIN shall promptly reimburse Chancellor for all substantiated out-of-pocket costs and expenses incurred by them in connection with this Agreement and the transactions contemplated hereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors. In the event that this Agreement is terminated by LIN pursuant to Section 7.1(b)(ii) or 7.1(b)(v), Chancellor shall promptly reimburse LIN for all substantiated out-of-pocket costs and expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including, without limitation, costs and expenses of accountants, attorneys and financial advisors. This Agreement shall not be deemed to have been validly terminated until all payments contemplated by this Section 7.2(b) shall have been made in full. In the event of a termination pursuant to Sections 7.1(b)(v) or 7.1(b)(vi), the reimbursement of expenses by the breaching party pursuant to this Section 7.2(b) shall be the parties sole remedy unless the termination resulted from a willful material breach of the representations, warranties, covenants or other agreements in this Agreement, in which case the non-breaching party may seek damages or any other appropriate remedy at law or in equity.

       7.3 AMENDMENT. Subject to the applicable provisions of the Delaware Code, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after the LIN Stockholders Approval has been obtained, no amendment shall be made which reduces the consideration payable in the Merger or adversely affects the rights of LIN's stockholders hereunder without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

       7.4 EXTENSION; CONSENT; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.3, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement or consent to any action requiring consent pursuant to this Agreement. Any agreement on the part of a party to any such extension, waiver or consent shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

       7.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION, CONSENT OR WAIVER. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.3 or an extension, consent or waiver pursuant to Section 7.4 shall, in order to be effective, require in the case of Chancellor or LIN, action by its Board of Directors or a duly authorized committee of its Board of Directors.

                                  ARTICLE VIII

                             SURVIVAL OF PROVISIONS

       8.1 SURVIVAL. The representations and warranties of Chancellor and LIN made in this Agreement, or in any certificate, respectively, delivered by any of them pursuant to this Agreement, will not survive the Closing.


                                   ARTICLE IX

                                    NOTICES

       9.1 NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered, telecopied or mailed, by certified mail, return receipt requested, first-class postage prepaid, to the parties at the following addresses:

       If to Chancellor, to:

              Chancellor Media Corporation
              433 East Las Colinas Boulevard
              Suite 1130
              Irving, Texas 75039
              Attention:  Jeffrey A. Marcus
              Facsimile:  (972) 879-3671

       with copies to:

              Weil, Gotshal & Manges LLP
              100 Crescent Court, Suite 1300
              Dallas, Texas 75201
              Attention:  Michael A. Saslaw
              Facsimile:  (214) 746-7777

              and

              Thompson & Knight, P.C.
              1700 Pacific Avenue
              Suite 3300
              Dallas, Texas 75201
              Attention:  Sam P. Burford, Jr.
              Facsimile:  (214) 969-1751

       If to LIN, to:

              LIN Television Corporation
              4 Richmond Square
              Suite 200
              Providence, Rhode Island 02906
              Attention:  Gary R. Chapman
              Facsimile:  (401) 454-2817

              and

              c/o Hicks, Muse, Tate & Furst Incorporated
              200 Crescent Court
              Suite 1600
              Dallas, Texas 75201
              Attention:  Lawrence D. Stuart, Jr.
              Facsimile:  (214) 740-7313

       with copies to:

              Vinson & Elkins L.L.P.
              3700 Trammell Crow Center
              2001 Ross Avenue
              Dallas, Texas  75201
              Attention:  Michael D. Wortley
              Facsimile:  (214) 999-7732

All notices and other communications required or permitted under this Agreement that are addressed as provided in this Article IX will, if delivered personally, be deemed given upon delivery, will, if delivered by telecopy, be deemed delivered when confirmed and will, if delivered by mail in the manner described above, be deemed given on the third business day after the day it is deposited in a regular depository of the United States mail. Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.


                                   ARTICLE X

                                 MISCELLANEOUS

       10.1 ENTIRE AGREEMENT. Except for the documents executed by Chancellor and LIN pursuant hereto, this Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter of this Agreement, and this

Agreement (including the exhibits hereto and other documents delivered in connection herewith) contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

       10.2 EXPENSES. Except as provided in Section 7.2, whether or not the Merger is consummated, each of Chancellor and LIN will pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. In the event of any lawsuit or other judicial proceeding brought by either party to enforce any of the provisions of this Agreement, the losing party in such proceeding shall reimburse the prevailing party's fees and expenses incurred in connection therewith, including the fees and expenses of its attorneys.

       10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

       10.4 NO THIRD PARTY BENEFICIARY. Except for Sections 4.9 and 4.12, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

       10.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

       10.6 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

       10.7 HEADINGS, GENDER, ETC. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender are deemed to include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (d) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (e) all references to "dollars" or "$" refer to currency of the United States of America; (f) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, or other entity, enterprise, authority or business organization; and (g) the term "or" is not exclusive.

       10.8 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of LIN or Chancellor under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.

       10.9 NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, stockholder, incorporator or partner, as such, of Chancellor, LIN or the Surviving Corporation shall have any liability for any obligations of Chancellor, LIN or the Surviving Corporation under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

       IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Chancellor and LIN effective as of the date first written above.


                                         CHANCELLOR MEDIA CORPORATION



                                         By:    /s/ JEFFREY A. MARCUS
                                                ----------------------------
                                         Name:
                                         Title:



                                         RANGER EQUITY HOLDINGS CORPORATION



                                         By:    /s/ MICHAEL J. LEVITT
                                                ----------------------------
                                         Name:
                                         Title: